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Exhibit 2.1

DATE     July 30, 2014

(1)CERTAIN SHAREHOLDERS OF EXONY LIMITED

(2)EGAIN CORPORATION

(3)EXONY LIMITED

SHARE PURCHASE AGREEMENT

relating to the acquisition of

shares in the capital of

EXONY LIMITED

Pillsbury Winthrop Shaw Pittman LLP
Tower 42, Level 23
25 Old Broad Street
London EC2N 1HQ

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Schedule
1.	The Sellers
2.	The Company
3.	The Subsidiary
4.	Completion obligations of the Sellers
5.	Warranties
6.	Limitations on Liability
7.	Properties
8.	Tax Covenant
9.	Working Capital Adjustment
10.	IP
Agreed Form Documents
A	Exercise Forms
B1 to B6	Letters of resignation
C1 to C2	Board minutes and unanimous board consent
D	Written resolutions (and Amended Articles)
E	Powers of attorney - voting
F	Escrow Agreement
G	Power of Attorney – execution and appointment of Sellers' Representatives
H	Investment Representation Letters
I	Short Form SPA
J	Optionholder Letters
K	ETV SPA

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SHARE PURCHASE AGREEMENT

DATE: July 30,	2014

BETWEEN:

(1)	THE PERSONS whose names are set out in Part A of Schedule 1 (the “Sellers”)
(2)	EGAIN CORPORATION a corporation organised in the State of Delaware whose address of principal offices is 1252 Borregas Avenue, Sunnyvale, CA 94089, USA (the “Buyer”)
(3)	EXONY LIMITED a company whose registered in the United Kingdom with company number 03778354 and who registered office is at 5 New Street Square, London EC4A 3TW (the “Company”)

INTRODUCTION:

(A)	The Company is a private company limited by shares. Certain details of the Company are set out in Schedule 2.
(B)	The Sellers have agreed to sell and the Buyer has agreed to buy the Shares (as defined below) on the terms and subject to the conditions of this Agreement.
(C)	The Other Sellers (as defined below) have agreed to sell and the Buyer has agreed to buy the Other Shares (as defined below) on the terms and subject to the conditions of the Short Form SPA(s).

AGREEMENT:

1.	Definitions and interpretation
1.1

The Introduction and Schedules form part of this Agreement and have the same force and effect as if set out in the body of this Agreement.  Any reference to this Agreement includes the Introduction and Schedules.

1.2	In this Agreement, the following words and expressions shall have the following meanings unless the context requires otherwise:

Accounts:  the audited consolidated accounts of the Company and of the Subsidiary for the accounting reference period which ended on the Accounts Date (comprising a consolidated balance sheet and consolidated profit and loss account, notes and directors’ and auditors’ reports);

Accounts Date:  30 September 2013;

Actual Net Working Capital: the aggregate working capital of the Company and the Subsidiary calculated as at the Completion Date comprising the line items set out in the proforma Completion Net Working Capital Statement set out in Part 3 of Schedule 9, being the aggregate of Current Assets less the aggregate of Current Liabilities in each case as determined in accordance with the provisions of Parts 1 and 2 of Schedule 9;

Agreed Form:  the form agreed between and signed or initialled by or on behalf of the Sellers and the Buyer;

Amended Articles:  the articles of association of the Company as amended by the passing of the Resolutions;

Application Agreements: the agreements subsisting at the date hereof under which the Applications are or have been sold, supplied, licensed or supported and maintained by the Company or under which the Company has supplied any other services in association with the Applications or their use;

Application Unregistered IP: the copyright and database right in the Applications;

Application Registered IP: the patents and patent applications relating to the Applications and their use, which are listed as part of the Registered IP in Part 1 of Schedule 10;

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Applications: the software applications supplied and/or licensed by the Company to customers, a complete list of which is set out in Parts 2 and 3 of Schedule 10 (and Part 3 of Schedule 10 identifies those Applications which are Service Applications);

Application Unregistered Rights: rights in the Application Unregistered IP;

Application Registered Rights: rights in the Application Registered IP;

Business Day:  any day (other than a Saturday or Sunday) on which banks generally are open in London for the transaction of normal business;

Buyer's Accountants:  Burr Pilger Mayer, Inc., 60 South Market Street, Suite 800, San Jose, CA 95113;

Buyer Shares:  has the meaning given to it in Clause 4.3;

Buyer’s Solicitors:  Pillsbury Winthrop Shaw Pittman LLP of Tower 42, Level 23, 25, Old Broad Street, London EC2N 1HQ;

CAA 2001:  Capital Allowances Act 2001;

Cash: cash in bank and in hand of the Company and the Subsidiary as at and reconciled to Completion;

Cash Shortfall: the amount by which the Cash falls short of the Target Cash;

Cash Consideration:  the sum of (i) the Initial Cash Consideration and (ii) the Escrow Cash Amount, if any, after satisfaction of all Claims pursuant to this Agreement;

Cash Excess: the amount by which Cash exceeds the Target Cash;

Claim:  has the meaning given to it in Schedule 6;

Companies Legislation:  Companies Act 2006, Companies Act 1985, Companies Consolidation (Consequential Provisions) Act 1985, and Companies Act 1989;

Company Application Unregistered IP: that part of the Application Unregistered IP that is owned by the Company;

Company Application Unregistered Rights: rights of the Company in the Company Application Unregistered IP;

Completion:  completion of the sale and purchase of the Shares in accordance with this Agreement;

Completion Date:  the date on which Completion occurs;

Completion Net Working Capital Statement: the statement as at the Completion Date in the form set out in Part 3 of Schedule 9 which is to be prepared in accordance with the provisions of and on the bases set out in Part 1 of Schedule 9;

Confidential Information:  all information not in the public domain, which a Seller shall have received or obtained at any time by reason of or in connection with his relationship with the Company or the Subsidiary including:  trade secrets; customer/client lists, contact details of clients, customers and suppliers and individuals within those organisations; technical information, know-how, research and development; financial projections, target details and accounts; fee levels, pricing policies, commissions and commission charges;  budgets, forecasts, reports, interpretations, records and corporate and business plans; planned products and services; marketing and advertising plans, requirements and materials, marketing surveys and research reports and market share and pricing statistics; and computer software and passwords;

Consideration:  has the meaning given to it in Clause 4.1;

Covenantors:  Martin Rex Dorricott and Douglas Webster;

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CTA 2010:  Corporation Tax Act 2010;

Current Assets:  the current assets of the Company and the Subsidiary (including Cash and accounts receivable) determined in accordance with UK GAAP as used in preparing the Accounts;

Current Liabilities:  the current liabilities of the Company and the Subsidiary (including trade creditors and known short term liabilities but excluding deferred revenue) determined in accordance with UK GAAP as used in preparing the Accounts;

Customer: a customer or client of the Company or the Subsidiary with whom the Company or the Subsidiary has dealt in connection with the Prohibited Business at any time during the 12 month period ending on the Completion Date;

Disclosure Letter:  the letter dated the date of this Agreement from the Company to the Buyer making certain disclosures against the Warranties;

Disclosed: fairly disclosed to the Buyer with sufficient detail to allow the Buyer to identify the nature and scope of the matters, facts and circumstances disclosed;

EMI Options:  certain options granted as qualifying enterprise management options as set out in Schedule 1;

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement or other third party right, or any agreement, arrangement or obligation to create any of the same;

Escrow Account:  the interest bearing account which is to be opened at Completion, and to be operated in accordance with the Escrow Agreement;

Escrow Agent: US Bank National Association as escrow agent;

Escrow Agreement:  the escrow agreement in the Agreed Form marked “F”;

Escrow Amount:  the Escrow Cash Amount and the Escrow Stock;

Escrow Cash: cash consisting of all or part of the Escrow Cash Amount;

Escrow Cash Amount: US$1,207,500;

Escrow Stock: 181,398 Buyer Shares;

ETV: the ETV Employee Warrant Trust and ETV Capital (Jersey) Limited;

ETV SPA: the sale and purchase agreement in the Agreed Form to be entered into on or about the date of this Agreement between ETV and the Buyer marked “K”;

Exchange Act: Securities Exchange Act of 1934 of the United States of America;

Executives:  Martin Rex Dorricott, Douglas Webster, Jonathan McKay, Philip Sweetland, Michael Hickland, Simon Stearn and Simon Bunegar;

Exercise Form: the option exercise form in the Agreed Form marked “A” pursuant to which the Optionholders will exercise their Options (being Options which have not lapsed or otherwise been waived) and pursuant to which the Optionholders will, inter alia, instruct the Buyer to pay to the Company the amounts prescribed in Clause 5.1.4(a)(ii) or Clause 8.11.2(a) (as the case may be);

First Escrow Claim:  a Claim under the Warranties or a claim under the Tax Covenant notified to the Sellers' Representatives and the Company on or before the First Expiry Date;

First Escrow Period:  the period from Completion to the First Expiry Date;

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First Expiry Date:  the later of (i) the first anniversary of the Completion Date, and (ii) completion of the first audit of the Company following Completion for the year to 30 June 2015 (not to exceed the date falling on the 15 month anniversary of the Completion Date);

First MIB Date: the first date for payment of the Management Incentive Bonus being the date falling 30 days following Completion;

Fundamental Warranties: the Warranties set out under paragraph 2 of Schedule 5;

Group Company:  in relation to any company, any body corporate which is at that time a holding company of that company, a subsidiary of that company or a subsidiary of a holding company of that company;

Hardware: any and all computer, telecommunications and network equipment (other than any forming part of a public telecommunications network or service) owned by the Company, in the Company's possession or which the Company is otherwise permitted to use and which, in any such case, is used in the business of the Company (including PCs, mainframes, servers, screens, terminals, keyboards, disks, printers, cabling, associated and peripheral electronic equipment);

HMRC: Her Majesty’s Revenue & Customs and, in respect of any time before the establishment of Her Majesty’s Revenue & Customs, references to HMRC shall be construed, as the context may require, to include references to respectively the Inland Revenue and Customs & Excise;

Initial Buyer Shares:  has the meaning given in Clause 4.3.1;

Initial Cash Consideration: US$6,842,500.00 being the sum of US$8,050,000 minus the Escrow Cash Amount;

Intellectual Property Rights: patents, registered designs, rights in design, copyright, database right, rights in databases, trade marks, service marks, trade or business names, domain names, logos, get-up or trade dress, inventions or secret processes, formulae, know-how and all rights or forms of protection of a similar nature or effect subsisting anywhere in the world, including applications or registrations for any such right;

IP Claim:  any Claim under the Warranties in paragraph 17 of Schedule 5;

ITEPA 2003:  Income Tax (Earnings and Pensions) Act 2003;

IT Contracts: all those contracts subsisting at Completion under which any third party provides or will provide any: (a) element of; (b) services relating to; or (c) any right for the Company to use; the IT System (including agreements for or relating to any relevant sale, supply, leasing, hire purchase, licensing, maintenance, website hosting, cloud computing, hosted environment, outsourcing, security, back-up, disaster recovery and services);

IT System: the Hardware and the Software;

Kennet: Kennet II L.P.;

Losses: in respect of any matter, event or circumstance includes all demands, claims, actions, proceedings, damages, payments, losses, costs (including reasonable legal and other professional costs), expenses or other liabilities plus any applicable value added or sales tax (including interest and penalties) arising or incurred in connection with such matter, event or circumstance;

Management Accounts:  the unaudited accounts of the Company and of the Subsidiary for the period from the Accounts Date to 31 May 2014 (comprising in each case a balance sheet and profit and loss account);

Management Incentive Bonus: the bonus payable to Douglas Webster, Michael Hickland, Philip Sweetland, Martin Rex Dorricott, Simon Stearn and Simon Bunegar, details of which are set out in paragraph 3.3 of the Disclosure Letter;

Net Working Capital Adjustment: the adjustment by reference to the difference between the Actual Net Working Capital and the Target Net Working Capital, expressed as a positive or negative number and taking account of any Cash Excess or

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Cash Shortfall in accordance with Clauses 4.4.2(a) and 4.4.2(b) as set out in the Post-Completion Net Working Capital Statement;

Open Source Software: as defined at http://opensource.org/docs/osd;

Optionholders:  those persons holding Options;

Optionholder Letters: the letter in the Agreed Form marked “K” from the Company to each Optionholder in relation to his or her Options and enclosing a Power of Attorney in the Agreed Form marked “J” and Exercise Form;

Optionholder Transfers: the transfers in the favour of the Buyer in respect of the Option Shares held by the Optionholders;

Options: the respective rights to acquire shares in the capital of the Company granted to each Optionholder being the EMI Options and the Unapproved Options;

Option Shares:  shares in the capital of the Company to be issued on the exercise of Options;

Other Sellers: those owners of Other Shares and/or Option Shares who are not party to this Agreement and who are party to the Short Form SPA as set out in Part B of Schedule 1;

Other Shares: the issued shares in the capital of the Company (including without limitation certain Options Shares) other than the Shares or Option Shares to be sold by the Sellers, and which are to be sold to the Buyer under the Short Form SPA(s) as set out in Part B of Schedule 1;

Outstanding Holders: has the meaning attributed thereto in Clause 8.11 and as set out in Part C of Schedule 1;

Outstanding Sellers: those persons who are Outstanding Holders at the date hereof and sold their shares in the Company on Completion or pursuant to Clause 8.11;

Outstanding Shares: shares in the capital of the Company held by the Outstanding Holders and/or which would be issued by the Company on the exercise of the Options of the Outstanding Holders;

Parties:  the parties to this Agreement, and each a “Party”;

Percentage Portion:  the percentage of each Seller or Other Seller or Outstanding Holder as set forth against his/her name in column 7 of Parts A, B or C of Schedule 1;

Post-Completion Net Working Capital Statement: has the meaning given in Part 2 of Schedule 9;

Prohibited Business: the business of producing, developing and/or selling within the Restricted Territories software to analyse the management of traffic flows for call centres, as carried out by the Company and the Subsidiary at the date hereof;

Properties:  the leasehold properties of the Company and the Subsidiary, certain details of which are given in Schedule 7;

Recommended Amount:  has the meaning given in Clause 8.7.3;

Registered IP: all patents, trade marks, domain names, and registered designs and applications for the same owned by the Company, true and complete details of which are set out in Part 1 of Schedule 10;

Relevant Benefits: any pension, lump sum, gratuity or other like benefit provided or to be provided on retirement or on death, or by virtue of a pension sharing order or provision, or in anticipation of retirement, or, in connection with past service, after retirement or death or to be provided on or in anticipation of or in connection with any change in the nature of the service of any employee or officer;

Relevant Sellers: Martin Rex Dorricott and Douglas Webster;

Resolutions: the resolutions of the Company in the Agreed Form marked “D”;

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Restricted Territories:

(a)	the United Kingdom, the Channel Islands, the Isle of Man and the Republic of Ireland;
(b)	the United States of America; and
(c)	any other country in which the Company or the Subsidiary carries on business at Completion;

SEC:  the United States Securities and Exchange Commission;

Section 431 Election: an election under Section 431 Income Tax (Earnings and Pensions) Act 2003;

Second Escrow Claim: an IP Claim, Share Capital Claim or a Tax Claim notified to the Sellers' Representatives and the Company on or before the Second Expiry Date;

Second Escrow Period: the period commencing on the day after the First Expiry Date and ending on the Second Expiry Date;

Second Expiry Date: the second anniversary of Completion;

Second MIB Date: the second date for payment of the Management Incentive Bonus being the date falling 30 days following that date that falls on the one year anniversary of Completion;

Securities Act: the Securities Act of 1933, as amended;

Sellers’ Accountants: Baker Tilly;

Sellers’ Representative:  the person (or, if more than one, persons acting jointly) appointed in accordance with Clause 11;

Sellers’ Solicitors: Taylor Wessing LLP of 5 New Street Square, London EC4A 3TW;

Sellers’ Solicitor’s Account:  the US dollar client account of Taylor Wessing LLP with National Westminster Bank Plc at 156 Fleet Street, PO Box 281, London EC4A 2DX, sort code: 60-80-08, account number 08498342;

Service Applications: those Applications or parts of Applications that have not been, or have not been intended by the Company to be, distributed by the Company but are instead used, or intended to be used, by the Company to provide a service to customers without the relevant Applications being distributed to the customers concerned (and Part 3 of Schedule 10 identifies those Applications which are Service Applications);

Shareholders' Agreement:  the subscription and shareholders agreement dated 20 March 2003 between Kennet II L.P., Kennet SBS L.P., the Individual Investors, the Executives, the Transferees (each as defined therein) and the Company;

Shares:  the aggregate of the shares in the capital of the Company shown against each Seller's name in columns 2A, 2B and 2C of Part A of Schedule 1;

Share Capital Claim: any claim under the Share Capital Warranties;

Share Capital Warranties: the warranties set out in paragraphs 4.1 and 4.3 of Schedule 5;

Short Form SPA:  the sale and purchase agreement(s) in the Agreed Form to be entered into on or about the date of this Agreement between the Company, the Buyer and the Other Sellers, marked “I”;

Software: all of the software used by the Company in the course of its business, excluding the Applications and the Third Party Applications;

Source Code: the source code versions of the Applications;

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Stock Consideration:  has the meaning given in Clause 4.3;

Stock Percentage:  the percentage of each Seller or Outstanding Holder as set forth against his/her name in column 8 of Parts A or C of Schedule 1;

Stock Price: US$6.6567, (equivalent to £3.9286 as at the date hereof) being the average middle market closing price per Buyer Share in the 30 days during which such Buyer Shares have been traded, such 30 days ending three trading days prior to the date of this Agreement;

Subsidiary:  the subsidiary of the Company, certain details of which are given in Schedule 3;

Supplier: a supplier to (other than utilities in respect of the supply of services in the ordinary and normal course of their business to their general body of customers) or sub-contractor of the Company or the Subsidiary in connection with the Prohibited Business with whom the Company or the Subsidiary has traded during the 12 months immediately ending on the Completion Date;

Target Cash:  £500,000;

Target Net Working Capital:  £1,900,000;

Taxation and Tax:  have the meaning given to them in the Tax Covenant;

Taxation Authority:  has the meaning given to it in the Tax Covenant;

Tax Covenant:  the covenant contained in Schedule 8;

Tax Claim: a Claim under paragraph 21 of Schedule 5 or a claim under the Tax Covenant;

Tax Warranties:  the Warranties set out under paragraph 21 of Schedule 5;

Taxes Act 1988:  Income and Corporation Taxes Act 1988;

TCGA 1992:  Taxation of Chargeable Gains Act 1992;

TMA 1970: Taxes Management Act 1970;

a third party:  any person other than the Parties;

Third Party Applications: all software or other material, the Intellectual Property Rights to which software or other material are owned by a third party (including any open source software) which the Company, prior to Completion: (a) has included as part of the Applications; (b) has otherwise sold, supplied and/or licensed with or as part of the Applications;

Third Party Application Licences: all those agreements under which the Company is, prior to Completion, currently licensed to use the Third Party Applications (including any agreements applying to the use by the Company of any open source software);

UK GAAP: accounting principles, standards and practices generally accepted from time to time in the United Kingdom and approved by the United Kingdom Financial Reporting Council;

Unapproved Options:  certain unapproved options over shares in the capital of the Company as set out in Schedule 1;

VATA 1994:  Value Added Tax Act 1994;

Warranties:  the warranties set out in Schedule 5; and

WC Initial Payments: the initial payments in relation to the Net Working Capital Adjustment to the Sellers and Other Sellers and Outstanding Sellers as set against their names in column (9) of Schedule 1.

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1.3	In this Agreement, unless otherwise specified:
1.3.1	any reference to any statute or statutory provision includes any subordinate legislation made under that statute or statutory provision, whether before or after the date of this Agreement;
1.3.2	any reference to any legislation (whether of the United Kingdom or elsewhere), including to any statute, statutory provision or subordinate legislation (“Legislation”):
(a)	includes a reference to that Legislation as from time to time amended or re-enacted, whether before or after the date of this Agreement;
(b)	in the Warranties and Tax Covenant only, includes a reference to any past Legislation (as from time to time amended or re-enacted) which that Legislation re-enacted,

except, in the case of each of Clauses 1.3.1 and 1.3.2, to the extent that any amendment or re-enactment coming into force, or Legislation made, on or after the date of this Agreement would create or increase the liability of any Party;

1.3.3	any reference to re-enactment includes consolidation and rewriting, in each case whether with or without modification.
1.4	In this Agreement (unless the context requires otherwise):
1.4.1

words and expressions which are defined in the Companies Legislation and which are not otherwise defined in this Agreement shall have the same meanings as are given to them in the Companies Legislation where used in this Agreement;

1.4.2

references to an “associate” or a “connected person” in relation to another person are references to a person who is an associate of or connected with another within the meaning of Taxes Act 1988 sections 417 and 839 as applicable;

1.4.3	words suggesting a gender shall include the other gender and the neuter;
1.4.4	words in the singular shall include the plural and vice versa;
1.4.5	any reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;
1.4.6

any reference to “holding company” or “subsidiary” means a “holding company” or “subsidiary” (as the case may be) as defined in the Companies Act 2006 section 1159 save that a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or that person’s nominee), whether by way of security or in connection with the taking of security, or (b) its nominee;

1.4.7

any reference to a “person” includes a natural person, partnership, company, body corporate, association, organisation, government, state, foundation and trust (in each case whether or not having separate legal personality);

1.4.8	any reference to the Introduction, a Clause or Schedule is to the Introduction, a Clause or Schedule (as the case may be) of or to this Agreement;
1.4.9

any reference to this Agreement or to any other document is a reference to this Agreement or that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

1.4.10

“directly or indirectly” means either alone or jointly with any other person and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person;

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1.4.11	any phrase introduced by the terms “including”, “include”, “in particular” or a similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;
1.4.12

any reference to something being “in writing” or “written” shall include a reference to that thing being produced by any legible and non-transitory substitute for writing (including in electronic form) or partly in one manner and partly in another;

1.4.13	where it is necessary to determine
(a)

whether a monetary limit or threshold set out in this Agreement has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims is expressed in a currency other than US dollars or pounds sterling (as applicable), or

(b)	the amount to be paid under Clause 4.4.2 in US dollars in respect of the Net Working Capital Adjustment,

the value of each such claim or payment shall be translated into US dollars or pounds sterling (as applicable) at the prevailing exchange rate applicable to that amount of that currency by reference to middle-market rates quoted by Barclays Bank immediately before close of business in London on the date of receipt by the relevant person(s) of written notification from the Buyer in accordance with this Agreement of the existence of such claim, or if such day is not a Business Day, on the Business Day immediately preceding such day;

1.4.14

in a case where a person's name appears in more than one Part of Schedule 1 then references to his Percentage Portion or Stock Percentage shall mean the aggregate of the Percentage Portions or Stock Percentages shown against his name in each Part of Schedule 1; and

1.4.15

any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term in question.

1.5	The index and Clause headings in this Agreement are included for ease of reference only and do not affect the interpretation of this Agreement.
2.	Conduct prior to completion
2.1	Completion shall take place on 4 August 2014 (or on such other date as the Buyer and the Sellers’ Representatives agree) at the offices of the Sellers' Solicitors
2.2

The Company agrees and the Sellers undertake to procure that between the date hereof and Completion the Company shall not incur capital expenditure or financial commitments other than in the ordinary course of business in an aggregate amount of more than £50,000 without the prior written consent of the Buyer.

2.3

The Buyer agrees that in the event of any share split or share consolidation or other change to the share capital of the Buyer prior to Completion the number of Buyer Shares to be issued to the Sellers and Outstanding Sellers will be adjusted such that the Buyer Shares so issued are of equivalent economic value to the number of Buyer Shares to be so issued prior to any such change to the share capital of the Buyer.

3.	Sale and purchase
3.1

Subject to the terms and conditions hereof, each of the Sellers agrees that he or she shall sell the Shares set against his or her name in column 2A of Part A of Schedule 1 with full title guarantee free from all Encumbrances and the Buyer shall purchase the Shares, with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Shares, including any dividends or distributions declared or paid on the Shares after that date, shall belong to the Buyer.

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3.2

Each of the Sellers waives all pre-emption and similar rights over the Shares and any other shares in the capital of the Company or any of them to which he or she may be entitled under the articles of association of the Company or otherwise in relation to the sale and purchase of the same under this Agreement or under the Short Form SPA or otherwise.

3.3

Each of the Sellers who are Optionholders shall execute and return Exercise Forms in respect of his Options and shall sell with full title guarantee and free from all Encumbrances the number of Shares set opposite his name in columns 2B and 2C of Part A of Schedule 1 to be issued by virtue of exercise of such Options and the Buyer shall buy such Shares on the terms and conditions of this Agreement.

3.4	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the sale of all of the Shares and Other Shares are completed simultaneously.
3.5

In relation to the shares in the capital of the Company held by Outstanding Holders the Sellers are hereby deemed to have served a Selling Notice for the purpose of Article 7.5.1 on the Company and the Buyer agrees to procure that the Company serves Compulsory Sale Notice(s) (as defined in Article 7.5.1 of the Amended Articles) on the Outstanding Holders holding shares in the capital of the Company and otherwise take all steps necessary to drag the acquisition of the Outstanding Shares held by such Outstanding Holders (whether currently or upon the exercise of Options by such Outstanding Holders) in accordance with article 7.5 of the Amended Articles and so far as possible on the terms of the Short Form SPA(s).

3.6

Kennet Venture Partners Limited as manager of Kennett II L.P. and Kennet SBS L.P., being the Investor for the purposes of the Shareholders' Agreement, are hereby deemed to have given prior written consent as required by clauses 5 and 8.1 and schedule 4 of the Shareholders' Agreement to, and to all matters connected with or ancillary to, the sale and purchase of shares in the capital of the Company in accordance with this Agreement, the Short Form SPA(s) or any other associated document.

4.	CONSIDERATION
4.1

The aggregate consideration (the “Consideration”) for the Shares, the Other Shares and the Outstanding Shares shall be the sum of the Cash Consideration and the aggregate value of the Stock Consideration, based on the Company being debt-free on Completion, it being intended that (save as regards any payments under Clause 4.2.2) the Consideration paid to each Seller shall consist of one part Cash Consideration and one part Stock Consideration as detailed against their names in columns 3, 4, 5 and 6 of Part A of Schedule 1, and the Consideration paid to the Other Sellers and the Outstanding Sellers shall be wholly Cash Consideration or part Cash Consideration and part Stock Consideration as set out in columns 3, 4, 5 and 6 of Part B and Part C of Schedule 1. Each Seller, Other Seller and Outstanding Seller shall also receive as an addition to the Consideration his Percentage Portion of the Net Working Capital Adjustment.

4.2	Each Seller, Other Seller and Outstanding Holder (subject in relation to the Outstanding Holders to Clause 8.11) shall receive a cash payment equal to:
4.2.1	the amount of the Initial Cash Consideration shown against such Seller’s, Other Seller's or Outstanding Holder's name in column 3 of Parts A, B or C of Schedule 1; plus
4.2.2	such Seller’s, Other Seller's or Outstanding Holder's Percentage Portion of the Net Working Capital Adjustment, if positive; plus
4.2.3	such Seller’s, Other Seller's or Outstanding Holder's Percentage Portion of the lesser of
(a)	the Escrow Cash Amount; or
(b)	the amount of the Escrow Cash Amount released from the Escrow Account in accordance with the Escrow Agreement

(such Seller's or Other Seller's or Outstanding Holder's initial allocation of the Escrow Cash being set against his name in column 5 of Schedule 1).

4.3

The “Stock Consideration” shall mean an aggregate of 1,027,912 shares of Buyer’s common stock, US$0.001 par value per share (“Buyer Shares”), representing an aggregate value (at the Stock Price) of US$6,842,500.00.  Each Seller and Outstanding Holder shall (subject in relation to the Outstanding Holders to Clause 8.11) receive Stock Consideration equal to:

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4.3.1	the number of Buyer Shares shown against such Seller’s or Outstanding Holder's name in column 4 of Part A or Part C of Schedule 1 (the “Initial Buyer Shares”); plus
4.3.2	such Seller’s or Outstanding Holder's Stock Percentage (rounded down the nearest Buyer Share) of the lesser of:
(a)	the Escrow Stock; and
(b)	the number of Buyer Shares released from Escrow Stock in accordance with the Escrow Agreement

(such Seller's or Outstanding Holder's initial allocation of the Escrow Stock being set against his name in column 6 of Schedule 1).

4.4	The Consideration shall be satisfied as follows:
4.4.1	on Completion, the Buyer shall make the cash payments and issue the Buyer Shares in accordance with Clause 5.1.4; and
4.4.2	on a date falling not more than five Business Days after the final determination of the Post-Completion Net Working Capital Statement in accordance with Part 2 of Schedule 9 (“Due Date”):
(a)

if the Actual Net Working Capital is less than the Target Net Working Capital (the “WC Shortfall”), the Buyer shall be entitled to make a Claim for the WC Shortfall (such Claim to be reduced by the Cash Excess), and shall deduct it from the Escrow Cash Amount and the Escrow Stock in the proportions in which Escrow Cash and Escrow Stock is then credited to the Escrow Account and the Buyer shall have no further recourse beyond the Escrow Account provided that any amount by which the Cash Excess exceeds the WC Shortfall shall be payable by the Buyer to the Sellers, Other Sellers and Outstanding Sellers in cash in their respective Percentage Portions (and if to the Other Sellers subject to and in accordance with Clause 8.11) after taking account of the WC Initial Payments; and

(b)

if the Actual Net Working Capital is equal to or more than the Target Net Working Capital, the Buyer shall pay to the Sellers, Other Sellers and Outstanding Sellers in cash in their respective Percentage Portions an amount equal to the difference between the Actual Net Working Capital and Target Net Working Capital less any Cash Shortfall or plus any Cash Excess (and if to the Other Sellers subject to and in accordance with Clause 8.11) after taking account of the WC Initial Payments, such cash payments to be made by electronic transfer in immediately available funds to the single account notified by the Sellers' Representatives or the Buyer (whichever is the payee) to the other not less than one Business Day before the Due Date and any payment of Escrow Stock to be effected in accordance with the Escrow Agreement.  Any payment of cash pursuant to the Net Working Capital Adjustment shall be an adjustment to the Cash Consideration and any payment of Escrow Stock shall be an adjustment to the Stock Consideration.

4.5

The Consideration shall be divided between the Sellers and the Other Sellers and the Outstanding Sellers (but subject to Clause 8.11) as shown against their names in Schedule 1 and/or the Short Form SPA(s), but the Buyer shall not be concerned with the division of the Cash Consideration once paid to the Sellers’ Solicitor’s Account.

4.6	The Consideration shall be deemed to be reduced by an amount equal to the aggregate amounts paid in respect of a breach of any of the Warranties or under the Tax Covenant.
4.7

All amounts due under this Agreement shall be paid in full without any deduction or withholding other than as required by law and no Party shall be entitled to assert any credit, set-off or counterclaim against another Party in order to justify withholding payment of any such amount in whole or in part.

5.	Completion
5.1	Completion shall take place on the Completion Date when:

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5.1.1	the Sellers shall deliver to the Buyer, or procure the delivery to the Buyer of, the documents and other items referred to in Schedule 4;
5.1.2

the Sellers shall repay or procure the repayment in full of all amounts owing (even if not due for repayment) to the Company or the Subsidiary by any of the Sellers or any connected persons or associates or directors of them or any of them and shall procure that all guarantees or indemnities given by or binding on the Company or the Subsidiary in respect of any liabilities (actual or contingent) of any of the Sellers or any of such connected persons or associates or directors are fully and effectively released without cost to the Company or the Subsidiary save that this Clause shall not apply to advances made to members of staff on account of expenses;

5.1.3	the Sellers shall procure:
(a)

that there shall be held a meeting of the board of directors of the Company and of the Subsidiary at which there shall be duly passed the resolutions set out and contained in the board minutes or unanimous board consents of the Company and of the Subsidiary in the Agreed Form marked “C1” to “C2” respectively; and

(b)	that there shall be duly passed the Resolutions as written resolutions; and
5.1.4	the Buyer shall:
(a)	pay:
(i)

the Initial Cash Consideration to the Sellers and the Other Sellers by way of transfer of funds to the Sellers’ Solicitor’s Account, receipt of which shall be an effective discharge of the Buyer’s obligation to pay the Initial Cash Consideration, after deduction in relation to any Optionholder of the amounts to be withheld from such Optionholder pursuant to Clause 5.1.4(a)(ii) below;

(ii)

to the Company on behalf of Optionholders (who are also Sellers) the aggregate amounts in satisfaction of (i) the aggregate exercise monies due, and (ii) amounts due in respect of Tax (including employee and employer’s National Insurance contributions and PAYE contributions) pursuant to the undertakings and authorisations provided by the Optionholders in the Exercise Forms and such Optionholders agree that the amount so payable in respect of any Optionholder shall be deducted from the cash amount otherwise payable to that Optionholder for his/her Option Shares and the Buyer agrees to procure that the Company shall pay to the relevant Taxation Authority such amounts due in respect of Tax;

(iii)

(or cause the Company to pay) to the Seller's Solicitors the sum of £1,458,130 in respect of the Management Incentive Bonus, constituted by the anticipated principal amount of £1,281,310 and £176,820 in respect of National Insurance contributions anticipated to be payable thereon, to be held subject to and in accordance with Clause 8.10;

(iv)	the Escrow Cash Amount into the Escrow Account;
(v)

(or cause the Company to pay) the WC Initial Payments to the Sellers and Other Sellers in the amounts set against their names in column 9 of Schedule 1 by way of transfer of funds to the Sellers’ Solicitor’s Account, receipt of which shall be an effective discharge of the Buyer’s obligation to pay the WC Initial Payments;

(b)	deliver the Escrow Agreement, duly executed by the Buyer;
(c)

issue such number of Initial Buyer Shares to each Seller and Other Seller as shown against his or her name in Parts A and B of column 4 of Schedule 1, with such legends as appropriate. It is Buyer’s current policy not to issue stock certificates representing shares of its capital stock, and all new issuances of capital stock are reflected on Buyer’s books and records in book entry only, with appropriate notations reflecting the applicable legends; and

(d)	issue the Escrow Stock to US Bank National Association as escrow agent.

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5.2

The performance by the Sellers of their respective obligations under Clause 5.1 shall be a condition precedent to the performance by the Buyer of its obligations under Clause 5.1 such that, if the Sellers or any of them shall fail or shall be unable to perform any of their obligations under Clause 5.1, the Buyer shall either:

5.2.1	defer Completion to a later date to be agreed;
5.2.2	elect to proceed to Completion; or
5.2.3

if failure to perform would materially adversely affect the value of the Shares, Other Shares and Outstanding Shares due to be acquired by the Buyer at its option (and without prejudice to any other remedies or rights which it may have against the Sellers or any of them in respect of such non-performance) cease to be liable to perform its obligations under Clause 5.1.

6.	WARRANTIES
6.1

The Company warrants to the Buyer that each of the Warranties (except for the Warranties set out under paragraph 2 of Schedule 5) is true and accurate in all respects and is not misleading at the date of this Agreement.

6.2

Each Seller severally warrants to the Buyer and in relation only to himself that each of the Fundamental Warranties is true and accurate in all respects and is not misleading at the date of this Agreement.

6.3	It is acknowledged and agreed that:
6.3.1

the aggregate liability of the Sellers, the Other Sellers, the Outstanding Sellers and the Company in respect of all and any Claims for breach of Warranty (other than a breach of a Fundamental Warranty) (and including, for the avoidance of doubt, any payment made by the Sellers, the Other Sellers and the Outstanding Sellers, pursuant to Clause 6.3.3) or of the Relevant Sellers under the Tax Covenant and for all costs shall be limited to and shall in no event exceed the Escrow Amount.

6.3.2

the Buyer agrees that its sole recourse in respect of any Claim (including a claim under the Tax Covenant and including all costs) shall be against the Escrow Stock and Escrow Cash in the Escrow Account.  Accordingly, notwithstanding that the Warranties (other than the Fundamental Warranties) are given by the Company, the Sellers agree that the Buyer shall have recourse for Claims (including claims under the Tax Covenant but other than a breach of a Fundamental Warranty) against the Escrow Account in accordance with the terms of this Agreement.  The Buyer agrees it shall not be entitled to recover any amount in respect of any breach of Warranty from the Company.

6.3.3

in the event of any Claim for a breach of any of the Warranties or any claim under the Tax Covenant, each of the Sellers (and each of the Other Sellers under the Short Form SPA) severally covenants in his respective Percentage Portion to pay to the Buyer an amount equal to what would, but for Clause 6.3.2 be the Company's liability, or to pay an amount equal to the Relevant Sellers' liability, in respect of that breach of Warranty or under the Tax Covenant (as appropriate), any such amount to be satisfied solely by way of a payment of Escrow Cash and/or transfer of Escrow Stock from the Escrow Account.

6.4	The Warranties shall not in any respect be extinguished or affected by Completion.
6.5

In the event of any breach of the Warranties (excluding the Tax Warranties and the Fundamental Warranties) (and without restricting the rights or ability of the Buyer to claim damages on any bases available to it) the Company shall pay on demand to the Buyer through the Escrow Account:

6.5.1

the amount by which the value of any asset or assets of the Company is or are less than or (as the case may be) the amount by which any Losses of the Buyer and/or the Company is or are greater than would have been the case if there had been no such breach of the Warranties (excluding the Tax Warranties); or

6.5.2	the amount by which the value of the Shares is less than would have been the case if there had been no such breach of the Warranties (excluding the Tax Warranties),

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together with an amount equal to any Losses of the Buyer and/or the Company that it would not have incurred or that would not have existed if there had been no such breach but, for these purposes, Losses shall only include direct losses and shall not include the amount of any benefit reasonably expected to be obtained by the Buyer or, as the case may be, the Company which, by reason of the breach or the matters giving rise to the breach, was not or will not be obtained in whole or in part.

6.6

The Sellers undertake to the Buyer that, in the event of any claim being made against them arising out of or relating to this Agreement, they will not make any claim against the Company or the Subsidiary or against any director, officer or employee of the Company or of the Subsidiary on which or on whom it may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter save that nothing herein shall prevent a Seller bringing an action for a contribution for a breach of this Agreement or under the Tax Covenant against any other Seller (or Other Seller or Outstanding Seller) who may also be liable under this Agreement or the Tax Covenant in relation to the matters the subject of such Claim or Tax Covenant claim notwithstanding that such other Seller (or Other Seller or Outstanding Seller) may be a director, officer or employee of the Company or of the Subsidiary. The Company, the Subsidiary and any such director, officer or employee may enforce the terms of this Clause 6.6 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided that, as a condition precedent thereto, any such third party shall:

6.6.1	obtain the prior written consent of the Buyer; and
6.6.2	not be entitled to assign its rights under this Clause 6.
6.7	The Warranties:
6.7.1	save for the Fundamental Warranties, are qualified by reference to those matters Disclosed in the Disclosure Letter;
6.7.2

are given separately and independently and, unless expressly provided to the contrary, are not limited or restricted by reference to, or inference from, the terms of any other Warranty or item of this Agreement;

6.7.3

where qualified by the knowledge, information, belief or awareness of the Company, unless expressly provided to the contrary, are deemed to include a statement that such knowledge, information, belief or awareness has been acquired after due and careful enquiries by the Company in respect of the relevant subject matter of such Warranties of the Executives; and

6.7.4	apply to the Subsidiary as well as to the Company as if (where relevant) references to “the Company” included a corresponding reference to the Subsidiary.
6.8

None of the Warranties nor any provision in the Tax Covenant shall be, or shall be deemed to be, qualified, modified or discharged by reason of any investigation or inquiry made by or on behalf of the Buyer save to the extent it has actual knowledge of the same and save as aforesaid no information relating to the Company or to the Subsidiary of which the Buyer, its agents or advisers have imputed or constructive knowledge, other than (in the case of the Warranties) by reason of its being Disclosed in the Disclosure Letter, shall prejudice any claim which the Buyer shall be entitled to bring or shall operate to reduce any amount recoverable by the Buyer under this Agreement. The Buyer shall not be able to claim any amount under this Agreement in respect of a matter, fact or circumstance actually known to it at Completion and the Buyer confirms to the Sellers that, it has no actual knowledge of any matter, fact or circumstance which it knows will or might lead to a Claim under the Warranties or a claim under the Tax Covenant.

6.9

The provisions of Schedule 6 shall (where relevant) apply to limit the liability of the Company and the Sellers, the Other Sellers and the Outstanding Sellers under the Warranties and, to the extent stated in Schedule 6, the Tax Covenant provided that the provisions of Schedule 6 shall not apply (unless expressly stated to apply) in respect of:

6.9.1	any claim under the Fundamental Warranties; or
6.9.2	any claim arising out (or to the extent it is increased) of any fraud or intentional misrepresentation or wilful breach of this Agreement on the part of the Company.
7.	BUYER’S WARRANTIES AND COVENANT
7.1

The Buyer warrants to the Sellers (for themselves and as trustees (but on terms that the Sellers' Representatives shall be entitled in their sole discretion to waive any entitlement hereunder (or otherwise make settlements with respect hereto) to

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such extent as they may think fit having regard to the Sellers' and Other Sellers' and Outstanding Holders' interests as a whole and any other interest he may determine) for each and every Other Seller and Outstanding Holder) that:

7.1.1

The Buyer is a company organised, validly existing and in good standing under the laws of its jurisdiction or incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.1.2

The Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer.  This Agreement constitutes legally valid and binding obligations of the Buyer.

7.1.3

The execution, delivery and performance of this Agreement (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under the Buyer’s constitutional documents, or (b) to the actual knowledge of Buyer, will not, conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to Buyer, except, in the case of clause (b), for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Buyer and its subsidiaries taken as a whole, or that would not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

7.1.4

No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under applicable securities laws in connection with the transactions set forth herein or which the failure to obtain would not have a material adverse effect on the consummation by Buyer of the transactions contemplated hereby.

7.1.5

Buyer has timely filed with the SEC all filings required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder since January 1, 2012.  Such filings (i) complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder at the time they were filed (or if amended or superseded by a filing or other public disclosure prior to the date hereof, then on the date of such filing or other public disclosure) and (ii) did not as of the time they were filed (or if amended or superseded by a filing or other public disclosure prior to the date hereof, then on the date of such filing or other public disclosure) contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.1.6

Buyer will have at the Completion, access to sufficient resources to pay the amounts required to be paid by it under this Agreement, including payment in full of the Consideration, and to pay all of its associated fees, costs and expenses that are the obligations of the Buyer under this Agreement.

7.2

The Buyer Shares to be issued in connection with this Agreement are being issued in a transaction exempt from registration under the Securities Act of 1933, by reason of Section 4(a)(2) thereof and/or Regulation D promulgated thereunder (a “Private Placement”) and Regulation S, and therefore, may not be re-offered or resold other than in conformity with the registration and/or qualification requirements of the Securities Act and other applicable State blue sky securities laws and regulations or pursuant to an exemption therefrom.  The Buyer Shares issued hereunder shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable U.S. federal securities laws, State blue sky securities laws and such other restrictions as shall be set forth in the Investment Representation Letter.  Each Seller shall deliver an Investment Representation Letter in the Agreed Form at or prior to Completion. Buyer shall use commercially reasonable efforts to prepare and file a registration statement with the SEC covering the resale of Buyer Shares equal to the Stock Consideration.  Buyer shall use commercially reasonable efforts to effect such filing prior to the later of (i) twenty (20) days after Completion and (ii) five (5) days after the completion of the financial statements required by Items 9.01(a) and (b) of Form 8-K (in each case assuming timely receipt of all information relating to the Sellers for inclusion in such registration statement, and all signatures, opinions and consents required for such registration statement and Form 8-K and that SEC activity is not delayed by pending government shut down).  The Parties will exercise commercially reasonable efforts to complete such financial statements as soon as reasonably possible, which efforts shall include, without limitation, (i) the review by the Company’s independent auditors of any required interim financial statements, (ii) completion of any

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footnotes and schedules required to be included with such financial statements and (iii) the obtaining of any consents of Company’s auditors required for Buyer to use Company’s audited financials in Company’s public securities filings so as to enable Company to timely make the filings required on Form 8-K and the filing of such Form S-3.

8.	ESCROW ACCOUNT
8.1

Claims under the Warranties (other than the Fundamental Warranties) and claims under the Tax Covenant may be settled out of the Escrow Amount in accordance with the provisions of this Agreement, and of the Escrow Agreement but subject as follows:

8.1.1

any Claims under the Warranties (other than the Fundamental Warranties) or under the Tax Covenant for which it is finally decided that the Company or the Sellers (or Relevant Sellers or Other Sellers or Outstanding Sellers) are liable may be settled out of the Escrow Amount to the extent notified to the Sellers' Representatives and the Company on or before the First Expiry Date; but

8.1.2

such Claims may not be settled out of the Escrow Amount if notified after the First Expiry Date save only for Tax Claims, Share Capital Claims and IP Claims and only if any such Tax Claims, Share Capital Claims or IP Claims are so notified to the Sellers' Representatives and the Company before the Second Expiry Date.

8.2	On the Second Expiry Date then:
8.2.1

if there is no First Escrow Claim or Second Escrow Claim outstanding the Sellers' Representatives and the Buyer shall instruct the Escrow Agent to release the Escrow Amount plus any interest accrued due on the cash element and any other accrued cash or stock and less any fees, expenses or taxes deductible thereon in accordance with the terms of the Escrow Agreement to the Sellers, Other Sellers and to the Outstanding Sellers in their respective Percentage Portions;

8.2.2

if any First Escrow Claim or Second Escrow Claim remains outstanding there shall be retained in the Escrow Account Escrow Cash and Escrow Stock (in the proportions of cash and stock then standing to the credit of the Escrow Account) equal to the alleged amount of such Claim (or if less the Recommended Amount) (with Escrow Stock being valued in accordance with Clause 8.6) and the Sellers' Representatives and the Buyer shall instruct the Escrow Agent to release the balance of the Escrow Amount plus any interest accrued on the cash element thereof and any other accrued cash or stock and less any fees, expenses or taxes deductible thereon in accordance with the terms of the Escrow Agreement to the Sellers, the Other Sellers and the Outstanding Sellers in their respective Percentage Portions.

8.3

If it is finally decided, whether before, on or after the First or Second Expiry Date, that the Company or the Relevant Sellers are liable in whole or in part in respect of a Claim or claim under the Tax Covenant and which can be settled out of the relevant Escrow Cash and Escrow Stock then standing to the credit of the Escrow Account, the Sellers' Representatives and the Buyer shall instruct the Escrow Agent to release to the Buyer from the Escrow Account (in the proportions of cash and stock then standing to the credit of the Escrow Account) the amount due to the Buyer under such Claim or claim, less any fees, expenses or taxes deductible thereon in accordance with the terms of the Escrow Agreement, by way of full and final satisfaction of the liability of the Company and the Sellers (including the Relevant Sellers), the Other Sellers and the Outstanding Sellers under such Claim or claim.

8.4

The Sellers' Representatives and the Buyer shall instruct the Escrow Agent to release to the Buyer from the Escrow Account the amount (if any) due to the Buyer under any claim agreed by the Sellers' Representatives and the Buyer under Clause 4.4.2, and less any fees, expenses or taxes deductible thereon in accordance with the terms of the Escrow Agreement, by way of full and final satisfaction of the liability of the Sellers (including the Other Sellers and the Outstanding Sellers) under such claim.

8.5

If at any time after the Second Expiry Date it shall be finally decided that the Company or the Relevant Sellers are not liable in whole or in part in respect of a Claim or claim under the Tax Covenant for which a retention has been made under Clause 8.2.2 or if any such Claim or claims have been withdrawn, then to the extent that the Company or the Sellers (including the Relevant Sellers), the Other Sellers and the Outstanding Sellers are not so liable or that such Claim or claim has been withdrawn, the Sellers' Representatives and the Buyer shall instruct the Escrow Agent to release to the Sellers, the Other Sellers and the Outstanding Sellers any amount retained in the Escrow Account in respect of that Claim or claim, less any fees, expenses or taxes deductible thereon in accordance with the terms of the Escrow Agreement, in accordance with the Escrow Agreement.

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8.6	Where Escrow Stock is used to satisfy any amounts set-off against the Escrow Amount pursuant to this Clause 8, the Escrow Stock shall be valued at the Stock Price.
8.7	For the purposes of this Clause 8:
8.7.1

a Claim or claim under the Tax Covenant shall be deemed to have been withdrawn if legal proceedings in respect of it shall not have been commenced by being both issued and served on the Sellers' Representatives, on or before the expiry of nine months from the date on which the claim is notified to the Sellers' Representatives;

8.7.2	a Claim or claim under the Tax Covenant shall be deemed to be finally decided if either:
(a)

so determined by a court of competent jurisdiction from which there is no appeal or from whose judgment the Sellers or the Buyer (as the case may be) do or does not appeal within the shorter of the applicable deadline for appeal or two months; or

(b)	the Sellers' Representatives and the Buyer shall so agree in writing; and
8.7.3

a Claim or claim under the Tax Covenant shall be outstanding if it has not been withdrawn or finally decided but has been made and accompanied by a written opinion of a leading counsel to the effect that such Claim or claim will on the balance of probabilities succeed and the amount (the “Recommended Amount”) which is likely to be recovered pursuant to such Claim or claim under the Tax Covenant (excluding costs) and the amount to be retained in the Escrow Account shall not exceed the Recommended Amount. Such counsel shall have been called to the bar for a period of no less than 10 years and shall be selected by the Buyer and approved in writing by the Sellers' Representatives (such approval not to be unreasonably withheld or delayed) or in default of nomination by the Buyer within 7 days of the Second Expiry Date or approval by the Sellers' Representatives within 7 days of being nominated by the Buyer, then as selected by the Chairman of the Bar Council, and instructed jointly by the Buyer and the Sellers' Representatives.

8.8

Any payments under this Clause 8 are to be made by electronic transfer in immediately available funds to the single account notified by the payee to the payer not less than five Business Days before the Second Expiry Date.

8.9

Any amounts released from the Escrow Account to each of the Sellers and the Other Sellers and the Outstanding Sellers shall be paid to each such person in accordance with his Percentage Portion or in the case of Escrow Stock his Stock Percentage and:

8.9.1	all amounts paid to the Other Sellers and those Outstanding Sellers who are only entitled to cash shall be paid in cash out of the Escrow Cash; and
8.9.2

all amounts paid to the Sellers and those Outstanding Sellers entitled to part cash and part Buyer Shares shall be paid out of the Escrow Cash in the Percentage Portions and Escrow Stock in the Stock Percentage to each Seller, Other Seller and Outstanding Seller and in proportion to the amount of Escrow Cash and Escrow Stock set opposite their names in columns 5 and 6 of Schedule 1, save to the extent that there is insufficient Escrow Cash, in which case the Sellers' Representatives shall determine the amount to be paid to each Seller, Other Seller and Outstanding Seller in cash out of the Escrow Cash and the amount to be paid in Escrow Stock and his determination shall be final, provided that no Other Seller (nor any Outstanding Seller entitled only to cash) will receive Escrow Stock but may receive the proceeds of sale of Escrow Stock should the Sellers' Representatives in their sole discretion determine to realise such Escrow Stock in order to enable the payment of cash to the Other Sellers or the Outstanding Sellers pursuant to this Agreement and/or the Short Form SPA(s) or otherwise. The Buyer and the Sellers' Representatives shall give directions to the Escrow Agent in accordance with the Escrow Agreement and to give effect to the provisions of Clauses 8.1 to this Clause 8.9.

8.10

The Sellers' Solicitors shall hold the aggregate sum of £1,458,130 paid to them pursuant to Clause 5.1.4(a)(iii) as an escrow amount and on or before the First MIB Date (as requested by the Company) and on or before the Second MIB Date (as requested by the Company) shall pay to the Company such amount of the Management Incentive Bonus as is due to be paid to those persons entitled to receive it, plus all sums that will be payable by the Company on account of PAYE and National Insurance contributions payable in respect of such part of the Management Incentive Bonus as is then to be paid out.  If and to the extent that any part of the Management Incentive Bonus ceases to be due to one or more of the persons to whom it was

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originally allocated by reason of such person ceasing to qualify for all or part of the Management Incentive Bonus under the terms on which it was granted (as amended from time to time) (the “Excess”), such Excess shall be distributed by the Sellers' Solicitors to the Sellers, the Other Sellers and the Outstanding Sellers in their respective Percentage Portions.

8.11

In relation to those persons (the “Outstanding Holders”) identified in Part C of Schedule 1 being holders of shares in the capital of the Company and/or Optionholders who have not signed this Agreement and/or a Short Form SPA in respect of all their shares and/or Options (or such of them as do not do so on or before Completion) and do not sell all their shares (including those capable of acquisition on  the exercise of Options) in the capital of the Company on or before Completion pursuant thereto:

8.11.1

When an Outstanding Holder being a shareholder as at Completion transfers his shares in the capital of the Company whether voluntarily on the terms of a Short Form SPA or pursuant to any mechanism to drag his shares (whether under article 7.5 of the Amended Articles or otherwise) or otherwise as agreed between the Buyer and such Outstanding Holder, the Buyer shall:

(a)

pay to such Outstanding Holder the Initial Cash Consideration as is set against his name in column 3 of Part C of Schedule 1, the WC Initial Payment as is set against his name in column 9 of Part 3 of Schedule 1 and transfer to the Outstanding Holder the Initial Buyer Shares as is set against his name in column 4 of Part C of Schedule 1; and

(b)

pay or transfer the amount set opposite such Outstanding Holder’s name as the Escrow Cash or Escrow Shares in columns 5 and 6 of Part C of Schedule 1 into the Escrow Account on and subject to the terms of Clauses 8.1 to 8.9.

8.11.2

When an Outstanding Holder being an Optionholder exercises his Options materially on the terms of the Exercise Form then the shares in the Company allotted on exercise of those Options shall be acquired by the Buyer pursuant to the mechanism to drag his shares under article 7.5 of the Amended Articles or in such other manner as the Buyer and the Outstanding Holder may agree, and:

(a)	the Buyer shall pay to the Company on behalf of the Optionholder the aggregate amounts in satisfaction of:
(i)	the aggregate exercise monies due; and
(ii)

amounts due in respect of Tax (including employee and employer's National Insurance contributions and PAYE contributions) pursuant to the undertakings and authorisations provided by the Optionholder in the Exercise Form, and the Optionholder agrees that the amount so payable shall be deducted from the cash amount otherwise payable to him for his/her Option Shares and the Company shall pay to the relevant Taxation Authority such amounts due in respect of Tax;

(b)	the Buyer shall pay or transfer to the Outstanding Holder:
(i)

the Initial Cash Consideration set opposite such Outstanding Holder’s name in column 3 of Part C of Schedule 1 less the amounts due to be withheld from such Optionholder pursuant to Clause 8.11.2(a) and the WC Initial Payment as is set against his name in column 9 of Part 3 of Schedule 1; and

(ii)	the Initial Buyer Shares set opposite such Outstanding Holder’s name in column 4 of Part C of Schedule 1,

and in the event that the amount of the Initial Cash Consideration and the WC Initial Payment due to him is less than amounts due to be withheld from such Optionholder pursuant to Clause 8.11.2(a) then the Optionholder shall forthwith pay such additional amounts to the Company as are equal to such shortfall; and

(c)

the Buyer shall pay or transfer the amount of Escrow Cash or Escrow Shares set opposite such Outstanding Holder’s name in columns 5 and 6 of Part C of Schedule 1 into the Escrow Account on and subject to the

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terms of Clauses 8.1 to 8.9, but on the basis that an appropriate deduction is made therefrom for any amounts already paid out of the Escrow Account such that the relevant Outstanding Seller shall have borne his Percentage Portion of any such payment out.

8.11.3	If and to the extent that any Outstanding Holder being an Optionholder fails to exercise his Option on or before the date of expiry of his Option then the Buyer shall pay or transfer:
(a)

the Initial Cash Consideration set opposite such Outstanding Holder’s name in column 3 of Part C of Schedule 1 and the WC Initial Payment to which he would have been entitled in respect of those Option Shares, less the aggregate exercise monies that would have been paid by the Buyer to the Company on exercise of the said lapsed Option, to the Sellers’ Solicitors to be paid to the Sellers, Other Sellers and Outstanding Sellers as directed by the Sellers' Representatives;

(b)	the Initial Buyer Shares set opposite such Outstanding Holder’s name in column 4 of Part C of Schedule 1 to the Sellers and Outstanding Sellers as directed by the Sellers’ Representatives;
(c)

the amount of Escrow Cash or Escrow Shares set opposite such Outstanding Holder’s name in columns 5 and 6 of Part C of Schedule 1 into the Escrow Account on and subject to the terms of Clauses 8.1 to 8.9, but on the basis that an appropriate deduction is made therefrom for any amounts already paid out of the Escrow Account such that the relevant Outstanding Seller shall have borne his Percentage Portion of any such payment out, and the Percentage Portions and Stock Percentages of the Outstanding Sellers the Sellers and the Other Sellers shall be adjusted accordingly as the Sellers' Representatives see fit.

8.11.4

To the extent that any payments are to be made to the Sellers, the Other Sellers and the Outstanding Sellers by the Buyer pursuant to Clause 4.4.2(a) or 4.4.2(b), the Percentage Portions of such payments attributable to the Outstanding Holders shall also be paid by the Buyer to an Outstanding Holder who becomes an Outstanding Seller or to the Sellers’ Solicitors in accordance with Clauses 8.11.1, 8.11.2 or 8.11.3 (as applicable).

8.11.5

No amendment shall be made to the Amended Articles after Completion without the consent of the Sellers' Representatives and the Buyer until such time as all amounts have been paid out to the last of the Outstanding Sellers or to the Sellers’ Solicitors in accordance with Clauses 8.11.1, 8.11.2 and 8.11.3 and the acquisition of such shares (if any) has been completed.

9.	RESTRICTIONS ON THE COVENANTORS, KENNET AND MICHAEL HICKLAND
9.1

The provisions of this Clause 9 are made with the intention of assuring to the Buyer and its Group Companies the full benefit and value of the goodwill, confidential information and connections of the Company and the Subsidiary and as a constituent part of the agreement for the sale of the Shares. Accordingly each of the Covenantors and Kennet severally agrees that the restrictions contained in this Clause 9 agreed to by them are reasonable and necessary for the protection of the legitimate interests of the Buyer and that the restrictions do not work harshly on it.

9.2

Each of the Covenantors severally covenants with the Buyer and its Group Companies that for two years following the Completion Date, save with the prior written consent of the Buyer, he or she will not directly or indirectly on his own behalf or on behalf of any other person:

9.2.1

in competition with the Company or the Subsidiary deal with, seek employment or engagement with, or be employed or engaged by or be a director or consultant to, work on any account of, or be in any way interested in or connected with any business which competes with the Prohibited Business in the Restricted Territories in which that Covenantor has at any time during the period of 12 months ending on the Completion Date been involved for the purpose of providing services the same as or similar to those he provided to the Company or the Subsidiary, provided always that this Clause shall not prevent a Covenantor from:

(a)

being interested as a holder or beneficial owner solely for investment purposes of less than three per cent of any securities of any company whose securities are listed or quoted on any recognised investment exchange; or

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(b)	being (or seeking to be) engaged by a company whose activities include the Prohibited Business so long as he is not engaged in or otherwise responsible for the Prohibited Business;
9.2.2

deal with, seek employment or engagement with, be employed or engaged by, engage in business with or work on any account or business of any Customer for the purpose of providing that Customer with services within the Restricted Territories which are the same as or similar to any services which he was involved in providing to that Customer at any time in the 12 months preceding the Completion Date;

9.2.3

solicit business from any Customer for the purpose of providing to that Customer services within the Restricted Territories which are the same as or similar to those which he has been involved in providing to that Customer at any time in the 12 months preceding the Completion Date;

9.2.4

in connection with the Prohibited Business and within the Restricted Territories, interfere with or seek to interfere with contractual or other trade relations between the Company or the Subsidiary and any of its or their respective Customers;

9.2.5

in connection with the Prohibited Business and within the Restricted Territories, interfere or seek to interfere with contractual or other trade relations between the Company or the Subsidiary and any of its or their respective Suppliers;

9.2.6

in connection with the Prohibited Business and within the Restricted Territories solicit the services of, endeavour to entice away from the Company or the Subsidiary or knowingly assist in, or procure, the employment by any other person of any director or senior or managerial employee or consultant of the Company or the Subsidiary known personally to him (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company);

9.2.7

save as required by applicable law or regulation, he will not communicate or divulge to any person or make use of any Confidential Information concerning the business, finances or affairs of the Company or the Subsidiary or of any of its respective Customers or Suppliers;

9.2.8

he will not, for so long as it is used or registered in the name of the Company or its Subsidiary, use or apply to register on any public register any trade, business or domain name or e-mail address used by the Company or its Subsidiary during the period of two years preceding the Completion Date (including the names (whether alone or in conjunction with other names)) or any name similar to those names or addresses or likely to be confused with them.

9.3

Michael Hickland covenants with the Buyer and its Group Companies that for the period of 1 year following the Completion Date, save with the prior written consent of the Buyer, he will not seek employment or engagement with, or be employed or engaged by or be a director or consultant to, work on any account of, or be in any way interested in or connected with Verint, Moxie, Salesforce or Oracle (the "Defined Companies") in a capacity which competes with the Prohibited Business in the Restricted Territories in which he has at any time during the period of 12 months ending on the Completion Date been involved for the purpose of providing services the same as or similar to those he provided to the Company or the Subsidiary, provided always that this Clause shall not prevent Michael Hickland from:

9.3.1

being interested as a holder or beneficial owner solely for investment purposes of less than three per cent of any securities of any Defined Company whose securities are listed or quoted on any recognised investment exchange; or

9.3.2

being (or seeking to be) engaged by a Defined Company notwithstanding that its activities include the Prohibited Business so long as he is not engaged in or otherwise responsible for the Prohibited Business.

9.4

Kennet covenants with the Buyer and its Group Companies that for the period of two years following the Completion Date, save with the prior written consent of the Buyer, it will not directly on its own or on behalf of another person, in competition with the Company or the Subsidiary be engaged by or be in any way invested in any business which competes with the Prohibited Business within the Restricted Territories, provided always that this Clause shall not prevent Kennet from being interested as a holder or beneficial owner solely for investment purposes of less than three per cent of any securities of any company whose security or listed or quoted on any recognised investment exchange.

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9.5

If any of the restrictions in Clause 9 is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective.

9.6

The restrictions contained in each sub-clause of Clause 9 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.

10.	RELEASE BY SELLERS
10.1

Each of the Sellers confirms that (other than for Options he holds, outstanding unreimbursed expenses, salary or other remuneration accrued for the current month and accrued untaken holiday) he or she has no claim (whether in respect of any breach of contract, compensation for loss of office or monies due to him or on any account whatsoever) outstanding against the Company or the Subsidiary or against any of the directors, officers or employees of the Company or the Subsidiary and that no agreement or arrangement (other than a contract of employment) is outstanding under which the Company or the Subsidiary or any of such persons has or could have any obligation of any kind to him or her.

10.2

To the extent that any such claim or obligation exists or may exist, each of the Sellers irrevocably and unconditionally waives such claim or obligation and releases the Company and the Subsidiary and any such other persons from any liability whatsoever in respect of such claim or obligation.

10.3

The Company, the Subsidiary and any shareholder, director, officer, employee or professional adviser of the Company or the Subsidiary may enforce the terms of Clauses 10.1 and 10.2 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided always that, as a condition thereto, any such third party shall:

10.3.1	obtain the prior written consent of the Buyer; and
10.3.2	not be entitled to assign its rights under this Clause 10.
11.	TERMINATION OF SHAREHOLDERS' AGREEMENT
11.1

Those Parties to this Agreement which are also party to the Shareholders' Agreement agree that with effect from Completion the Shareholders' Agreement shall terminate and cease to have effect, save that clause 9 of the Shareholders' Agreement shall continue to have effect as between the Parties (the "Surviving Provision").

11.2

Each party to the Shareholders' Agreement unconditionally and irrevocably confirms that no termination fee or any other payment or compensation is due or owing by any of them or any of their affiliates arising out of or in any way connected with or relating to the Shareholders' Agreement whether as a result of its termination or otherwise.

11.3

Each party to the Shareholders' Agreement hereby releases and waives any and all claims against each and any other party to the Shareholders' Agreement in respect of the Shareholders' Agreement and the termination of the Shareholders' Agreement and acknowledges that it or he shall have no rights (whether past, present or future and whether accrued or not) arising in connection with the termination of the Shareholders' Agreement, other than the obligations and liabilities arising under or in connection with the Surviving Provision.

11.4

Each of the parties to the Shareholders' Agreement unconditionally and irrevocably covenants that it will not bring (and will procure that its affiliates, as applicable, will not bring) any claims or commence any proceedings whatsoever in any jurisdiction against any other party to the Shareholders' Agreement and/or their affiliates arising out of the Shareholders' Agreement, save for any claims that may arise pursuant to the Surviving Provision.

12.	SELLERS’ REPRESENTATIVES
12.1

Each of the Sellers hereby appoints David Carratt and Rex Dorricott by way of the power of attorney in Agreed Form “G” as his or her representatives in respect of dealings with the Buyer in connection with or arising out of this Agreement including the determination of the Net Working Capital Adjustment, the bringing of any Claim and for the receipt of notices, and the Sellers’ Representatives may exercise any right or remedy to take any other action on behalf of each Seller other than in connection with his employment contract or otherwise in respect of his employment.

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12.2

In the event of the resignation, death or incapacity of a Sellers’ Representative, the Sellers shall (where such resignation, death or incapacity reduces the number of Sellers’ Representatives to zero) or may (where after such resignation, death or incapacity there remains at least one appointed Sellers’ Representative) within ten Business Days thereafter by written notice to the Buyer appoint a Seller as his or her successor who shall agree in writing to accept such appointment in the terms of this Agreement.  There is no obligation on the Sellers to appoint more than one Sellers’ Representative.

13.	TAXATION

The provisions of Schedule 8 shall have effect.

14.	ANNOUNCEMENTS AND CONFIDENTIALITY
14.1

Subject to the provisions of Clause 14.2, no Party shall issue any press release or publish any circular to shareholders or any other public document or make any statement or disclosure to any person who is not a Party (including any document, statement or disclosure published, issued or made by the Sellers or any of them to any supplier to or customer of the Company or of the Subsidiary) in each case relating to this Agreement, its terms or the matters contained in it, without obtaining the prior written approval of the Sellers' Representative and the Buyer to its contents and the manner and extent of its presentation and publication or disclosure.

14.2	The provisions of Clause 14.1 do not apply to:
14.2.1	any announcement relating to or connected with or arising out of this Agreement required to be made by any Party:
(a)	by virtue of the regulations of the US Securities and Exchange Commission or applicable Nasdaq rules; or
(b)	by any court or governmental or administrative authority competent to require the same; or
(c)	by any applicable law or regulation; or
14.2.2	any disclosure made by a Party to its professional advisers, provided that such disclosure is made under obligations of confidentiality.
15.	ASSIGNMENT
15.1

Subject to this Clause 15, this Agreement shall be binding upon and enure for the benefit of the successors and assignees of the Parties including, in the case of individuals, their respective estates after their deaths and, subject to any succession or assignment permitted by this Agreement, any such successor or assignee of the Parties shall in its own right be able to enforce any term of this Agreement.

15.2	The Sellers, their successors and assignees shall not be entitled to assign their respective rights or obligations under this Agreement without the prior written consent of the Buyer.
15.3	Subject to Clause 15.4, the Buyer shall not be entitled to assign its rights or obligations under this Agreement without the prior written consent of the Sellers' Representatives.
15.4	The Buyer may assign to any Group Company the benefit of any right it may have under this Agreement provided that:
15.4.1

where any such Group Company ceases to be a Group Company of the Buyer (which shall be notified to the Sellers' Representatives without delay), such rights shall automatically re-transfer without Encumbrance to the Buyer (or another Group Company of the Buyer); and

15.4.2	no assignee shall be entitled to greater damages or other compensation than that to which the Buyer would have been entitled had it not assigned the benefit of such rights.

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16.	GENERAL
16.1

Each Party undertakes, for no further consideration or payment but at the cost and expense of the requesting Party, to use all reasonable endeavours to sign all documents and to do all other acts as the requesting Party reasonably requires which may be necessary to give full effect to this Agreement.

16.2

The Buyer and, together, the Sellers, the Other Sellers and the Outstanding Sellers shall pay the costs and expenses (including the fees of any professional adviser) incurred by it/them in connection with the negotiation, preparation, execution and carrying into effect of this Agreement (“Transaction Expenses”) and each document referred to in it, save that the fees, costs and expenses of the Escrow Agent, if any, shall be shared equally among (1) the Buyer, and (2) the Sellers, Other Sellers and Outstanding Sellers.  It is agreed that the Transaction Expenses of the Company, the Sellers, the Other Sellers and the Outstanding Sellers shall be borne by the Sellers, the Other Sellers and the Outstanding Sellers in their respective Percentage Portions.

16.3	This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.
16.4

Unless expressly provided otherwise, all representations, warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by more than one person are made, given or entered into severally.

16.5	The rights of each Party under this Agreement:
16.5.1	may be exercised as often as necessary;
16.5.2	are cumulative and not exclusive of rights or remedies provided by law; and
16.5.3	may be delayed, released or waived only in writing and specifically.
16.6	Delay in the exercise or non-exercise of any right or remedy provided by this Agreement or by law is not a waiver of that right or remedy.
16.7

A waiver of a breach of any of the terms of this Agreement or a default under this Agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement.

16.8	Any amendment of this Agreement shall not be binding on the Parties unless set out in writing, expressed to amend this Agreement and signed by the Buyer and the Sellers' Representatives.
16.9

The provisions contained in each Clause and paragraph of this Agreement shall be enforceable independently of each of the others and their validity or enforceability shall not be affected if any of the others is invalid or unenforceable by reason of any provision of applicable law.

16.10

If any provision is invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or modified, the provision in question shall apply with such modification as may be necessary to make it valid and enforceable.

16.11	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, each of which, when executed and delivered, shall constitute one and the same instrument.
16.12

The Parties agree that, subject always to and save as expressly provided in the provisions of this Clause 16.12, Clause 6.6 (third party exclusion from Warranty claims), Clause 7 (Buyer's Warranties and covenant), Clause 9 (restrictive covenants), Clause 10 (release by Sellers for the benefit of third parties) and Clause 15.1 (successors to, and assignees of, the Parties) and Clause 15.4 (Group Company transferees of the Shares post Completion):

16.12.1	no term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party other than an Outstanding Seller; and

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16.12.2

notwithstanding that any term of this Agreement may be or become enforceable by a third party, the terms of this Agreement or any of them may be varied in any way or waived or this Agreement may be rescinded (in each case) without the consent of any such third party.

17.	NOTICES
17.1

Any notice or other communication to be given under this Agreement to a Party shall be in writing and shall be delivered personally or sent by post or email to the Party to be served at its address set out below:

17.1.1	to the Sellers’ Representatives at:

Rex Dorricott:

66A Homesteads Road

Basingstoke

Hampshire

RG22 5LJ

Email address: rex.dorricott@exony.com

David Carratt:

Glenridge Lodge

Callow Hill

Virginia Water

Surrey GU25 4LF

Email address: david.carratt@viecarratt.com

With copies (which shall not constitute notice) to each of:

(a)	ncooper@kennet.com; and
(b)	Taylor Wessing LLP
5 New Street Square
London EC4A 3TW
Attn: Robert Fenner
17.1.2	to the Buyer at:

eGain Corporation

1252 Borregas Avenue

Sunnyvale, CA 94089

USA

Marked for the attention of: The Chief Financial Officer

With copies (which shall not constitute notice) to each of:

(a)	eGain Corporate Counsel (at the same address as above); and
(b)	Pillsbury Winthrop Shaw Pittman, LLP

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2550 Hanover Street
Palo Alto, CA 94304
USA
Attn: Stanley Pierson

or at any other address or email address or to any other addressee as it may have notified to the other Party in accordance with this Clause 17.1.  Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post (if within the United Kingdom) or be prepaid/signed for airmail (if elsewhere).

17.2	Any such notice shall be deemed to have been received:
17.2.1	if delivered personally, at the time of delivery;
17.2.2	in the case of first class recorded delivery, 24 hours from the date of posting;
17.2.3	in the case of airmail, five days from the date of posting; and
17.2.4	in the case of email, at the time of delivery,

provided that if deemed receipt occurs before 9 am on a Business Day the notice shall be deemed to have been received at 9 am on that day, and if deemed receipt occurs after 5 pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 am on the next Business Day.  For the purpose of this Clause, “Business Day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

17.3

In proving service of a notice or document it shall be sufficient to prove that delivery was made and recorded or that an email was properly addressed and despatched and the sender did not receive notification of a failure to deliver, as the case may be.

18.	ENTIRE AGREEMENT
18.1

For the purposes of this Clause, “Pre-Contractual Statement” means any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the subject matter of this Agreement other than as expressly set out in this Agreement.

18.2

The Parties confirm that this Agreement represents the entire understanding, and constitutes the entire agreement of the Parties in relation to its subject matter and its terms and supersedes any previous agreement between the Parties relating to the subject matter or the terms of this Agreement.

18.3	Each of the Parties acknowledges and agrees that in entering into this Agreement it does not rely on any Pre-Contractual Statement.
18.4

Each of the Parties acknowledges and agrees that the only remedy available to it for breach of this Agreement shall be for breach of contract and it shall have no right of action against any other Party in respect of any Pre-Contractual Statement.

18.5	This Clause 18 shall exclude liability for misrepresentation save that nothing in this Clause 18 shall exclude any liability for (or remedy in respect of) fraudulent misrepresentation.
19.	GOVERNING LAW AND JURISDICTION
19.1

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement (including its formation) are governed by and shall be construed in accordance with the law of England and Wales.

19.2

Each Party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England over any claim, dispute or controversy (whether contractual or non-contractual) arising under or in connection with this Agreement or the legal relationships established by this Agreement (including its formation).

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20.	PROCESS AGENT
20.1

The Buyer appoints Capita Trust Company of 4th Floor, 40 Dukes Place, London, EC3A 7NH as its agent to receive on its behalf in England service of any proceedings arising out of or in connection with this Agreement.  Service of any proceedings on such agent shall be effective whether or not a copy is served on the Buyer.

20.2

The appointment under Clauses 20.1 may not be revoked by the Buyer unless it has previously appointed a substitute process agent to act in place of its agent for the purposes set out in Clauses 20.1 and has given written notice to the Sellers' Representatives of such appointment.

20.3	If either of the Sellers' Representatives notifies the Buyer that it has become aware that the process agent appointed under this Clause:
20.3.1	has ceased to be able to act as agent;
20.3.2	no longer has an address in England; or
20.3.3	has notified the Buyer that it declines or has ceased to act as agent,

the Buyer shall within five Business Days appoint a substitute reasonably acceptable to the Sellers' Representatives and deliver to the Sellers' Representatives details of the new agent's name and address.

20.4

If the Buyer fails to appoint a substitute agent in accordance with Clause 20.3, the Sellers' Representatives may, by written notice to the Buyer, appoint a replacement agent to act on the Buyer's behalf.

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SCHEDULE 1

Part A

The Sellers

(1) Seller Name	(2A) Shares	(2B) EMI Options	(2C) Unapproved Options	(3) Initial Cash Consideration	(4) Buyer Share number	(5) Escrow Cash	(6) Escrow Stock Number	(7) Percentage Portion	(8) Stock Percentage	(9) WC First Payment	(10) Consideration

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Part B

The Other Sellers

(1) Seller Name	(2A) Shares	(2B) EMI Options	(2C) Unapproved Options	(3) Initial Cash Consideration	(4) Buyer Share number	(5) Escrow Cash	(6) Escrow Stock Number	(7) Percentage Portion	(8) Stock Percentage	(9) WC First Payment	(10) Consideration

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Part C

The Outstanding Holders

(1) Seller Name	(2A) Shares	(2B) EMI Options	(2C) Unapproved Options	(3) Initial Cash Consideration	(4) Buyer Share number	(5) Escrow Cash	(6) Escrow Stock Number	(7) Percentage Portion	(8) Stock Percentage	(9) WC First Payment	(10) Consideration

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Schedule 2

The Company

1.	Registered number:		03778354
2.	Date of incorporation:		27/05/1999
3.	Place of incorporation:		United Kingdom
4.	Registered office address:		5 New Street Square, London EC4A 3TW
5.	Directors:		David Jonathan Carratt Martin Rex Dorricott Michael Roger Hickland Jonathan McKay Philip James Sweetland Douglas Craig Murray Webster
6.	Secretary:		Michael Roger Hickland
7.	Issued share capital:
	(a)Amount:		£5,048.5888
	(b)Number and class of shares:		3,177,936 deferred shares of £0.0001 4,090,268 ordinary shares of £0.001 6,405,272 preferred ordinary shares of £0.0001
8.	Issued loan capital:
	(a)Description:		None
	(b)Amount:		None
9.	Charges:

	Date of charge:	Date of registration:	Property charged:	Chargee:
	11/06/2010	29/06/2010	Fixed and floating charge over the undertaking and all property and assets present and future, including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant & machinery	Silicon Valley Bank

10.	Accounting Reference Date:		30/09

11.	Auditors:		Baker Tilly Audit Limited

Schedule 3

The Subsidiary

Exony, Inc.

1.	FEIN number:		20-3851904
2.	Delaware file number:		406704
3.	Date of incorporation:		28/11/2005
4.	Place of incorporation:		Delaware
5.	Registered office address:		Corporation Trust Centre 1209, Orange Street, Wilmington, Delaware
6.	Directors:		Martin Rex Dorricott Douglas Webster
7.	Secretary:		John T. Manaras
8.	Issued share capital:
	(a)Amount:		$1,000
	(b)Number and class of shares and by whom held:		1,000,000 shares of $0.001 each held by Exony Limited
9.	Issued loan capital:
	(a)Description:		N/A
	(b)Amount:		N/A
10.	Charges

	Date of charge:	Date of registration:	Property charged:	Chargee:
	11/06/2010	29/06/2010	Fixed and floating charge over the undertaking and all property and assets present and future, including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant & machinery	Silicon Valley Bank

11.	Accounting Reference Date:		30 September

12.	Accountants:		Diccio Gulman & Co. LLP (Boston, MA)

Schedule 4

Completion obligations of the Sellers

At Completion, the Sellers shall deliver or procure to be delivered to the Buyer:

1.	duly executed transfers in favour of the Buyer or its nominee(s) in respect of the Shares together with the certificates for the Shares;
2.	duly executed powers of attorney in the Agreed Form marked “E” granted by each Seller in favour of the Buyer in respect of the voting rights in the Shares held by such Seller;
3.

a copy of any power of attorney in the Agreed Form marked “G” under which this Agreement, or any of the transfers or other documents referred to in this Schedule, is executed and evidence to the Buyer’s satisfaction of the authority of any person signing on behalf of any corporate entity and appointing the Sellers' Representatives;

4.	the common seal (if any), organisational documents and statutory books (including registers and minutes books) of the Company and its Subsidiary made up to the Completion Date;
5.

save to the extent that they are kept at the Properties (or any of them), all books of account, financial and accounting records, correspondence, documents, files, memoranda and other papers relating to the Company and the Subsidiary;

6.	certificates for all the issued shares of the Subsidiary registered in the name of the Company;
7.

letters of resignation in the Agreed Form marked “B1” to “B6” from David Carratt, Martin Rex Dorricott, Michael Hickland, Jonathan McKay, Philip Sweetland and Douglas Webster as directors and company secretary (as applicable) in each case acknowledging that the writer has no claim against the Company or the Subsidiary for compensation for loss of office or otherwise;

8.	Investment Representation Letters in the Agreed Form marked “H” from those Sellers which are to receive Buyer Stock;
9.	all credit cards in the name, or for the account, of the Company or the Subsidiary in the possession of any officer or employee of the relevant company resigning at Completion;
10.	the security code and associated e-mail address for the Company to enable the Company to log in to the Companies House web filing system;
11.	the Escrow Agreement executed by the Sellers' Representatives and U.S. Bank National Association;
12.	the Completion Net Working Capital Statement;
13.	the Short Form SPA; and
14.	in respect of the Options:
(a)	copies of the Optionholder Letters as issued by the Company to the Optionholders;
(b)	a duly executed Exercise Form from each Optionholder who is a Seller or Other Seller except Ian Ashby and Jonathan McKay;
(c)	a duly executed Optionholder Transfer from each Optionholder who is a Seller or Other Seller except Ian Ashby and Jonathan McKay; and
(d)	signed Section 431 Elections for each Optionholder acquiring Stock Consideration under Clause 4.3.

Schedule 5

Warranties

1.	DISCLOSED INFORMATION
1.1	The facts set out in the Introduction and in Schedule 2 and Schedule 3 are true and accurate in all respects.
1.2

The Company has disclosed to the Buyer the existence and terms of any warranty and indemnity insurance cover or cover or indemnity providing protection of a similar nature relating to the subject matter of this Agreement.

2.	THE SELLERS
2.1

Each Seller has full power to enter into and perform this Agreement and all the documents in the Agreed Form to be executed by him and this Agreement constitutes, and each such Agreed Form document when executed will constitute, binding obligations of each such Seller in accordance with its terms.

2.2

The execution and delivery of this Agreement, and any of the Agreed Form documents to be executed, by each of the Sellers and the performance of and compliance with its terms and provisions by such Seller will not:

2.2.1

conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which such Seller is a party or by which such Seller is bound or of the articles of association of the Company; or

2.2.2	conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court or agency applicable to such Seller.
2.3

The Shares set against the name of each Seller in column 2A of Part A of Schedule 1 are, unless they are Option Shares, legally and beneficially owned by that Seller free from all Encumbrances and the Seller is not party to any agreement or arrangement pursuant to which any other person has the right (whether exercisable now or in the future and whether conditional or not) to call for the transfer of such Shares.

2.4

In relation to Option Shares, following exercise of the Options held by the Seller, he will be the sole legal and beneficial owner of the number of Shares set against his name in column 2B and column 2C of Part A of Schedule 1, all of which will have been validly allotted and with effect from Completion, fully paid

2.5

The number of Shares held by each Seller, and the number of Shares that such Seller is entitled to on exercise of any options, warrants or other instruments held by such Seller shown again such Sellers’ name in columns 2A, 2B and 2C of Part A of Schedule 1 represent all of the Shares and interests held by such Seller.

2.6	None of the Sellers is a party to any agreement or bound by any obligation the terms of which will prevent the Buyer from enjoying the full benefit of this Agreement.
2.7

No Seller nor, so far as the Seller is aware, any person connected with any Seller has any interest, direct or indirect, in any business other than that now carried on by the Company which is competitive with the Prohibited Business.

2.8

Save as regards any service, employment and/or consultancy agreements, there is not outstanding any agreement or arrangement to which the Company is a party and in which any Seller, any person beneficially interested in the Company’s share capital, any director of the Company or any person connected with any of them is or has been interested, whether directly or indirectly.

3.	CONSEQUENCES OF SALE OF THE SHARES
3.1	The Company is not a party to any agreement or bound by any obligation the terms of which will prevent the Buyer from enjoying the full benefit of this Agreement.
3.2

There are no agreements concerning the Company or its business which will or may be terminated or the terms of which will or may in any way be varied as a result of compliance with the terms of this Agreement or a change in the control of the Company or in the composition of the board of directors of the Company.

3.3

Neither the acquisition of the Shares by the Buyer nor compliance with the terms of this Agreement will entitle any person to receive from the Company or any Subsidiary any finder’s fee, royalty, brokerage or commission.

3.4	The execution and delivery of this Agreement and any of the Agreed Form documents and the performance and compliance with its terms will not:
3.4.1	conflict with or result in a breach or, or constitute a default under, any agreement or instrument to which the Company is a party or of the articles of association of the Company; or
3.4.2	conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court or agency applicable to the Company; or
3.4.3

so far as the Company is aware cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Company not to continue to do so on the same basis or cause any officer or senior employee to leave and, so far as the Company is actually aware, the attitude or actions of customers, suppliers, employees and other persons with regard to the Company will not be prejudicially affected thereby.

4.	THE SHARES AND THE COMPANY
4.1

The Shares together with the Other Shares and the Outstanding Shares (in each case other than those the subject of the unexercised Options) comprise of the whole of the issued share capital of the Company and there are no shares in the capital of the Company allotted but not issued.  All of the Shares are fully paid or credited as fully paid.

4.2	The Shares are legally and beneficially owned by the Sellers free from all Encumbrances.
4.3

Save only as provided in this Agreement and the Short Form SPA(s) and other than the Options there are no agreements or arrangements in force which call for the present or future creation, allotment, issue, redemption or repayment of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, redemption or repayment of, any share or loan capital of the Company (including by way of option or under any right of conversion or pre-emption).

4.4	The Company does not have, and never has had, any subsidiaries or subsidiary undertakings apart from the Subsidiary.
4.5	The Company is the beneficial owner of the entire issued share capital of the Subsidiary, free from all Encumbrances.
4.6	The Company has no associated companies as defined in FRS9.
4.7	Save as regards the Subsidiary, the Company has no branch, agency, place of business or permanent establishment outside the United Kingdom.
4.8	The latest copy of the articles of association of the Company filed with the Registrar of Companies and available for inspection on the date of this Agreement are true and complete.
4.9

The statutory books (including all registers and minute books) of the Company have been properly kept and contain a complete and accurate record of the matters which should be dealt with in them and no notice or allegation that any of them is incorrect or should be rectified has been received by the Company.

4.10

All returns, particulars, resolutions and other documents required under the Companies Legislation and all other legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been duly and properly made and delivered.

5.	INSOLVENCY
5.1

No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator or manager to be appointed in respect of the Company and no petition has been presented and, so far as the Company is aware, no meeting has been convened for the purpose of considering the winding up of the Company.

5.2	No administration order has been made and no petition for such an order has been presented in respect of the Company.

5.3

No receiver, administrator or manager (which expression shall include an administrative receiver) has been appointed in respect of all or any of the assets of the Company, nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any assets of the Company become exercisable.

5.4

No voluntary arrangement under Insolvency Act 1986 section 1 or scheme of arrangement under Companies Act 2006 Part 26 or other compromise or arrangement in respect of the Company’s creditors generally, or any class of them, has been proposed or adopted.

5.5	No moratorium under Insolvency Act 1986 section 1A has been proposed or is in force in respect of the Company.
5.6

The Company is not and has not admitted itself to be unable to pay its debts as they fall due, nor has it failed to pay its debts when due (otherwise than by reason of a bona fide dispute as to their amount or enforceability), nor is the Company otherwise liable to be found unable to pay its debts within the meaning of Insolvency Act 1986 section 123.

5.7	No statutory demand has been served on the Company which has not been paid in full or been withdrawn.
5.8

The Company has not been a party to any transaction at an undervalue as defined in Insolvency Act 1986 section 238 nor has it given or received any preference as defined in Insolvency Act 1986 section 239, in either case within the period of two years ending on the date of this Agreement, nor has the Company at any time been party to any transaction defrauding creditors as defined in Insolvency Act 1986 section 423.

5.9	No loan capital, borrowings or interest is overdue for payment by the Company and no other material obligation or indebtedness of the Company is overdue for performance or payment.
5.10

No creditor of the Company has taken steps to enforce any debt or other sum owed by the Company, whether by legal proceedings, the exercise of a lien, power of distraint, sequestration, recovery of possession or otherwise (where such debt or sum remains unpaid).

5.11	No unsatisfied judgment is outstanding against the Company.
5.12	The Company has not suspended or ceased or threatened to suspend or cease to carry on all or a material part of its business.
5.13	No event analogous to any of the foregoing has occurred in or outside England.
6.	Compliance with laws and regulation
6.1

The Company has conducted its business in accordance with all applicable laws and regulations of the United Kingdom or any foreign country and there is no violation of, or default with respect to, any statute, regulation, order, decree or judgment of any Court or any governmental agency of the United Kingdom or any foreign country which may have a material adverse effect upon the assets or business of the Company.

6.2

All necessary licences, consents, permits and authorisations (public or private) have been obtained by the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licences, consents, permits and authorisations are valid and subsisting and the Company knows of no reason why any of them should be suspended, cancelled or revoked.

6.3	None of the activities, contracts or rights of the Company is ultra vires, unauthorised, invalid or unenforceable or in breach of any material contract or covenant.
6.4

Neither the Company, nor, so far as the Company is aware, any person for whose acts or defaults the Company may be vicariously liable, is subject to any outstanding order, decree or court stipulation or involved in any civil, criminal, administrative, regulatory or arbitration proceedings or any form of mediation or dispute resolution procedure.

6.5

No such order, decree, stipulation, proceedings or procedure as is referred to in paragraph 6.4 are pending or threatened by or against the Company or, so far as the Company is aware, any such person and, so far as the Company is aware, there are no facts or circumstances which are likely to lead to any such order, decree, stipulation, proceedings or procedure and no person or authority has made any statement suggesting that he or it might initiate such order, decree, stipulation, proceedings or procedure.

7.	THE ACCOUNTS AND ACCOUNTING RECORDS
7.1	The Accounts:
7.1.1	comply with the requirements of the Companies Legislation;
7.1.2

have been prepared in accordance with accounting principles generally accepted in the United Kingdom and using bases, practices, methods and estimation techniques consistent with those used in preceding accounting periods; and

7.1.3	show a true and fair view of the state of affairs of the Company as at the Accounts Date and of its profit or loss for the financial year ended on that date.
7.2	The accounting records of the Company have at all times been properly and accurately kept and completed and contain due and accurate records of all matters required by law to be entered in them.
7.3	The Management Accounts have been prepared in a manner consistent with that adopted in the preparation of the Accounts.
7.4	Having regard to the purpose for which the Management Accounts have been prepared, they are not materially misleading.
8.	BUSINESS SINCE THE ACCOUNTS DATE

Since the Accounts Date:

8.1

the Company has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts which is not in the ordinary course of its business and without any interruption or alteration in the nature, scope or manner of its business;

8.2	the Company has not borrowed or raised any money;
8.3	the Company has paid its creditors within the times agreed with such creditors;
8.4	the Company has not entered into, or agreed to enter into, any capital commitment nor has it disposed of or realised any capital assets;
8.5

save in respect of those shares in the capital of the Company the subject of the Short Form SPA or the Option Shares no share or loan capital has been allotted or issued or agreed to be allotted or issued by the Company;

8.6

no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital or preference capital of the Company has been repaid in whole or part or has become liable to be repaid;

8.7

the Company has not offered or agreed to offer price reductions or discounts or allowances on sales of goods or services, nor provided them or agreed to provide them at less than cost, to an extent which may materially affect the profitability of the Company; and

8.8	there has been no material deterioration in the financial position or turnover of the Company.
9.	DEBTS
9.1

The amount of all debts recorded in the Accounts or (in the case of an amount arising after the Accounts Date) the books of the Company as being due to the Company (less the amount of any specific provision or reserve for such debts made in the Accounts) are expected to be received in full in the ordinary course of business and in any event not later than three months after the Completion Date and, so far as the Company is aware, none of those debts is subject to any counter‑claim or set‑off.

9.2

No part of the amounts included in the Accounts or (in the case of an amount arising after the Accounts Date) in the books of the Company as due from debtors has been released on terms that any debtor pays less than the full book value of his debt or has been written off or has proved to any extent irrecoverable or is now regarded as irrecoverable.

10.	FINANCIAL ARRANGEMENTS
10.1

The Company has no borrowings, and has not agreed to create any borrowings, from its bankers or any other source and, in respect of borrowings disclosed in the Disclosure Letter, the Company has not exceeded any limitation on its borrowing contained in its articles of association or in any debenture or loan stock deed or other instrument.

10.2	There is no Encumbrance (other than a lien arising by operation of law in the ordinary course of business) over or affecting the whole or any part of the undertaking or assets of the Company.
10.3	No part of the borrowings or loan capital of the Company is dependent on the guarantee or indemnity of or security provided by any other person.
10.4	No person apart from the Company has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.
10.5	There are no debts owing by the Company, other than debts which have arisen in the ordinary course of business.
10.6

The Company is not, and has not been, engaged in any arrangements (including arrangements which would be required to be disclosed under Companies Act 2006 section 410A) which involve the raising or provision of finance and under which the Company is liable to repay borrowings or other liabilities in the nature of indebtedness, in any such case where such arrangements or liabilities are not properly shown or reflected in the Accounts.

10.7

The Company is not under any obligation to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnity against the consequences of default in the payment of, or otherwise to be responsible for, any indebtedness of any other person.

10.8	During the period of six years ending on the date of this Agreement, the Company has not applied for or received any grant or allowance from any government or public authority or agency.
10.9

The Company has not made any political donation to any political party or to any other political organisation or to any independent election candidate, nor has it  incurred any political expenditure, in any such case either since the Accounts Date or in the year preceding the Accounts Date and it is not under any commitment to do so.

11.	TRADING ARRANGEMENTS
11.1	During the period of one year ending on the date of this Agreement:
11.1.1

the Company has not lost any Major Customer for or Major Supplier of all or any of its products or requirements and a "Major Customer" is one who is responsible for in excess of 5% of the sales of the Company and a "Major Supplier" is one who is responsible for in excess of 5% of the supplies to the Company;

11.1.2	no Major Customer has significantly reduced its orders for all or any of the products of the Company;
11.1.3

so far as the Company is aware, there has been no substantial change (apart from normal price changes) in the basis or terms on which any Major Customer is prepared to enter into contracts or do business with the Company, and no such loss, reduction or change has been threatened or is anticipated by the Company (without making enquiry) whether as a result of Completion or otherwise.

11.2

Neither in the financial period ending on the Accounts Date nor in the period since then has any person (together with other persons connected with him) purchased from, or sold to, the Company more than ten per cent of the aggregate amount of all sales or purchases made by the Company during such period and there is no person (together with other persons connected with him) on whom the Company is substantially dependent or the cessation of business with whom would substantially adversely affect the business of the Company.

11.3

There is in force no power of attorney or other authority (express, implied or ostensible) given by the Company to any person to enter into any contract or commitment on its behalf other than to its employees to enter into routine trading contracts in the usual course of their duties.

11.4

The Company has not appointed any agent or distributor or, other than under any of the Application Agreements, granted any licences carrying the right to grant sub-licences to third parties in respect of any of its products or services in any part of the world.

12.	LIABILITIES AND COMMITMENTS
12.1	The contracts listed in Schedule 11:
12.1.1	comprise all of the subsisting contracts to which the Company is a party (other than the Application Agreements) which are material to the Company; and
12.1.2	are valid, enforceable and binding on the Company in accordance with their respective terms.
12.2	The Company is not a party to or subject to any agreement, transaction, obligation or commitment (other than the Application Agreements) which:
12.2.1	is incapable of complete performance in accordance with its terms within 12 months after the date on which it was entered into or undertaken;
12.2.2	is likely to result in a loss to the Company on completion of performance;
12.2.3	cannot readily be fulfilled or performed by the Company on time without unusual expenditure of money and effort;
12.2.4	may be terminated or cease to be performed by any counterparty without notice or by giving three months’ notice or less;
12.2.5	is a contract for services (other than a contract entered into on arms' length terms in the ordinary course of business);
12.2.6	in any way restricts the Company’s freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;
12.2.7	is an agreement or arrangement otherwise than by way of bargain at arm’s length; or
12.2.8	is in any way otherwise than in the ordinary and proper course of the Company’s business.
12.3

Neither the Company nor, so far as the Company is aware, any other party to any agreement with the Company is in default under any contract listed in Schedule 11 nor (so far as the Company is aware) are there any circumstances likely to give rise to such a default and the Company is not aware of the invalidity of or grounds for rescission, avoidance or repudiation of any of such agreements or any allegation of such a thing, and the Company has not received notice of any intention to terminate any of such agreements.

12.4	The Company is not a party to, nor have its profits or financial position since the Accounts Date been affected by, any agreement or arrangement which is not entirely of an arm’s length nature.
12.5	No offer, tender or the like is outstanding which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person.
13.	INSURANCES
13.1	The Schedule of Insurances annexed to the Disclosure Letter contains all material details of the insurance policies of the Company or in which it has an interest.
13.2

Company has paid all premiums due and has not done or omitted to do anything the doing or omission of which would make any such policy of insurance void or voidable or which it knows would result in an increase in the rate of premiums payable under any such policy and the Company has neither received notice of any increase in premium or of change in the terms of cover under any of such policies nor of the withdrawal (in whole or in part) of cover in respect of any of such policies.

13.3	Where any of the Properties which are leasehold are insured by the landlord under the relevant lease, the interest of the Company is noted on the insurance policy.

13.4

No claim is outstanding under any of the policies referred to in paragraph 13.1 and so far as the Company is aware no fact or circumstance exists which is likely to give rise to a claim under any of those policies.

14.	ASSETS
14.1

All the assets included in the Accounts or acquired after the Accounts Date (other than the Applications, the Intellectual Property Rights in or relating to the Applications, any other Intellectual Property Rights used in the Company's business and the IT Systems):

14.1.1	are legally and beneficially owned by the Company free from any mortgage, charge, lien or other encumbrance;
14.1.2	are not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms; and
14.1.3	are in the possession or under the control of the Company.
14.2

In respect of any of the items referred to in paragraph 14.1 which are held under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms, there has been no default by the Company in the performance or observance of any of the provisions of such agreements.

15.	DATA PROTECTION
15.1

The Company has complied in all material respects with the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003 as applicable as amended from time to time.

15.2	No notices have been served on the Company by the Information Commissioner and the Company is not aware of any circumstance which might give rise to any such notice.
16.	IT Systems
16.1

Except to the extent provided in the IT Contracts, the Company is the owner of the Hardware, free from Encumbrances. The Company has all necessary rights from relevant third parties to enable it post-Completion to make full use of the IT System for the purposes of the Company's business in the same manner and to the same extent as the IT System has been used by the Company prior to Completion.

16.2	So far as the Company is aware, the IT System:
16.2.1	is not defective in any material respect;
16.2.2	does not contain any virus and has not within the last 12 months been infected by any virus or accessed by any unauthorised person;
16.2.3	has sufficient capacity, scalability and performance to meet the requirements of the Company's business as they existed immediately prior to Completion; and
16.2.4	has been satisfactorily and regularly maintained.
16.3	Each of the IT Contracts is:
16.3.1	valid and binding on the Company and so far as the Company is aware, the other party thereto;
16.3.2	neither the subject of a notice of an intention to terminate it, nor is terminable by the counterparty to it without cause within 12 months of the date of this Agreement; and
16.3.3

not the subject of any breach or default and so far as the Company is aware there are neither: (a) any circumstances likely to give rise to such a breach or default; nor (b) any grounds (including the events contemplated by this Agreement) for termination, rescission, avoidance or repudiation of it or any allegation or threat of the same.

16.4	None of the IT Contracts is liable to be terminated or otherwise materially adversely affected by a change of control of the Company.
16.5

Disaster recovery plans are in place and are appropriate and adequate to ensure that the IT Systems and the data stored on them can be replaced or substituted without material disruption to the business of the Company in the event of a failure of the IT Systems (whether due to natural disaster, power failure or otherwise) and all steps reasonably necessary have been taken to ensure that, in the event of such a failure, the business of the Company can continue in the ordinary course and without loss.  All data stored on the IT Systems has been regularly archived in properly stored, catalogued and secure form, to which the Company has unimpeded access.

16.6	The Company operates up-to-date industry-standard software and methodology to avoid virus infections which is appropriate to a business of its nature and size.
16.7

In the 12 months prior to Completion the Company has not suffered any failures or breakdowns of the IT System that have prevented the Company's business from operating for a period of 24 or more consecutive hours.

17.	INTELLECTUAL PROPERTY
17.1	In respect of the Registered IP:
17.1.1	the Registered IP is all of the registered intellectual property owned by the Company;
17.1.2

the Registered IP is owned absolutely in the name of the Company free of all liens, charges, encumbrances and licences, and the Company is not obliged to grant any liens, charges, encumbrances or licences in respect of it;

17.1.3	all documents necessary to establish the Company’s title to the Registered IP are in its possession and (where necessary) have been duly stamped;
17.1.4	the Sellers have no notice of any oppositions made or applications refused and have no grounds to believe any applications will be opposed or refused; and
17.1.5	all payments due and all registration and renewal formalities relating to the Registered IP are up-to-date, complete and correct.
17.1.6	all Registered IP material to the conduct of the business of the Company is valid and enforceable and is not subject to any outstanding injunction, judgment, order, decree, ruling or charge.
17.2	The Company either:
17.2.1	owns; or
17.2.2	is under the Third Party Application Licences duly licensed to use, and to allow others to use;

the Application Unregistered Rights, so as to permit the Company, without infringing any of the Application Unregistered Rights but subject to compliance with the Third Party Application Licences, to sell, supply, licence, maintain and/or support the Applications in the same manner and to the same extent that it has done so prior to Completion.

17.3	The Company Application Unregistered Rights are owned by the Company and they are free from any Encumbrances.
17.4

The Company has not supplied or licensed the use of the Applications to any third parties other than under the terms of an agreement in writing (which for these purposes includes an agreement in digital form) which:

17.4.1

places restrictions on the use of the relevant Applications (which restrictions are not the same in every licence but which are consistent with the nature and extent of the licence to use those Applications granted by the Company to the licensee concerned); and

17.4.2

does not allow the licensee to use the Applications to an unrestricted extent (save to the extent that the licensee is a distributor or reseller of the Applications and the relevant agreement places no limitation on the number of Applications that the licensee is permitted to distribute or resell).

17.5

There are no Application Agreements which contain terms which, when compared to the terms on the basis of which the Company normally contracts or has contracted in agreements of the same or substantially similar nature:

17.5.1	place unusually onerous obligations on the Company; or
17.5.2	are outside the normal course of the Company's business
17.6

The Company is not in breach of any of the Application Agreements and, so far as the Company is aware, no third party is in breach of any of the Application Agreements. The Application Agreements are valid and binding and the Company is not aware of any circumstances that mean that any of the Application Agreements are likely to be terminated for breach or other cause prior to any date on which they may otherwise be due to expire or on which any party may be entitled to terminate them for convenience.

17.7

The Company is not in breach of any of the Third Party Application Licences and, so far as the Company is aware, no third party is in breach of any of the Third Party Application Licences.  The Third Party Application Licences are valid and binding and the Company is not aware of any circumstances that mean that any of the Third Party Application Licences are likely to be terminated for breach or other cause prior to any date on which they may otherwise be due to expire or on which any party may be entitled to terminate them for convenience.

17.8

In order to sell, supply, licence, maintain and support the Applications in the manner and to the extent carried on by the Company prior to Completion, the Company does not require any Intellectual Property Rights or any licences to use Intellectual Property Rights other than:

17.8.1	the Registered IP;
17.8.2	the Company Application Unregistered IP; and
17.8.3	the Third Party Application Licences.
17.9

Subject to compliance with, and the continued maintenance of, the Third Party Application Licences, the sale, supply, license, maintenance and support of the Applications by the Company in the manner and to the extent carried on by the Company prior to Completion does not infringe the Intellectual Property Rights of any third party.

17.10

To the best of the Company's knowledge and belief, all obligations of the Company to provide support and maintenance in relation to the Applications (including the provision of further releases of the Applications) can be performed with the existing resources of the Company for at least the period until the expiration of the subsisting support and maintenance contract terms entered into by the Company.

17.11	Part 2 of Schedule 10 sets out, in relation to the Applications, those parts of the Applications:
17.11.1	in relation to which the Company has possession or control of the Source Code; or
17.11.2	in relation to which the Company does not have possession or control of the Source Code.

To the extent that Part 2 of Schedule 10 states that the Company has possession or control of the Source Code, the Company has in its possession and control in the United Kingdom copies of all of those parts of the relevant Source Code.

17.12

Part 2 of Schedule 10 sets out, in relation to the Applications, those parts of the Applications which comprise or include any Open Source Software. Save as set out in part 2 of Schedule 10, there has not been included or used as part of the Applications any:

17.12.1	Open Source Software; or

17.12.2

any libraries or code licensed from time to time under the GNU General Public Licence (as set out at http://www.gnu.org/licenses/gpl.html) or any similar licence (that is: requiring the distribution of source code of the Application together with the Application);

so as, in either case, and other than in relation to the Service Applications to require the Applications (other than the Service Applications) or any part of them to be distributed with the Source Code relevant to those Applications or part of them, provided that were the Service Applications or any part of them to be distributed then this would not be the case and the Source Code relevant to the Service Applications would have to be distributed with the Service Applications.

18.	PROPERTIES
18.1	The Properties comprise the only property in any part of the world in which the Company has any estate, interest, right or liability or which are otherwise occupied or used by the Company.
18.2	The particulars of each of the Properties set out in Schedule 7 are true and accurate in all material respects.
18.3	The Company is in physical possession and actual occupation of the whole of each of the Properties on an exclusive basis for the purpose of the business of the Company.
18.4	The Company is solely entitled at law and in equity to the Properties and has a good and marketable title to them.
18.5	The Company is the registered proprietor at the Land Registry with title absolute in respect of the Properties referred to in Part 1 of Schedule 7.
18.6	The Properties are not subject to any agreement for sale, estate contract, option, right of pre-emption, right of occupation or enjoyment or other similar matter.
18.7

The Properties are not subject to or affected by any mortgage or charge (whether legal or equitable, fixed or floating), debenture, lien, pledge, security interest or other encumbrance including without limitation any which secure the payment of money or relate to any obligation or liability of any third party.

18.8

The Company has not in respect of the Properties received any notice of any dispute, claim, complaint or demand of any kind and, so far as the Company is aware, there are no circumstances which mean that the Company will receive any such notice.

18.9

So far as the Company is aware all covenants, restrictions, stipulations and other encumbrances affecting the Properties have been observed and performed in all material respects and no notice of any alleged breach has been received by the Company.

18.10

In relation to the Properties which are leasehold, the Company has paid all sums due and has in all material respects observed and performed the covenants and obligations on the part of the tenant and the conditions contained in the leases and the obligations contained in any licence or other document supplemental to or granted under any of the leases (details of which are disclosed in the Disclosure Letter).

19.	EMPLOYEES AND CONSULTANTS
19.1

The particulars of Directors shown in paragraph 5 of Schedule 2 and in paragraph 5 of Schedule 3 are true and complete and no person who is not named as a director in that paragraph is or is held out as a director of the Company or the Subsidiary.

19.2	Copies of all the terms of appointment or employment for each Director of the Company (including any amendments to them) are annexed to the Disclosure Letter.
19.3	The particulars shown in the Schedule of Employees annexed to the Disclosure Letter show all:
19.3.1	names, job titles, notice periods, dates of commencement of employment and the identity of the employer of; and
19.3.2

remuneration payable and other benefits provided or which the Company is obliged to provide to each officer, employee and consultant of the Company (and in the case of remuneration and benefits, any person connected with any such person) and include true and complete particulars of all profit sharing, incentive, commission and bonus arrangements to which the Company is a party.
19.4	No person who is not named in the Schedule of Employees is an employee of the Company.
19.5	No present officer or employee of the Company has given or received notice terminating his appointment or employment.
19.6

So far as the Company is aware, no person employed by the Company who is subject to immigration control and has not been granted leave to enter or remain in the United Kingdom, or whose leave to enter or remain in the United Kingdom is invalid, has ceased to have effect (whether by reason of curtailment, revocation, cancellation, passage of time or otherwise), or is subject to a condition preventing them from accepting the employment.

19.7	In the last three years no civil penalty or criminal penalty has been imposed on the Company or any of its officers or employees in connection with a breach of immigration law.
19.8

The standard written terms of employment applicable to each grade or class of employee employed by the Company are annexed to the Disclosure Letter and all employees of the Company are employed on the standard written terms of employment annexed to the Disclosure Letter.

19.9

There is not now outstanding any contract of employment between the Company and any of its directors, officers or employees which is not terminable by the Company without compensation (other than statutory compensation) on three months' notice or less given at any time.

19.10

There is not in force at the date of this Agreement any agreement to which the Company is party which provides that a change of control of the Company (however such change of control may be defined therein) shall entitle any director, officer, employee or consultant of the Company to any payment or benefit whatsoever.

19.11

There is no outstanding claim against the Company by any person who is now or has been an officer or employee of the Company or any dispute between the Company and two or more of its employees or former employees and no payments or compensation are due from the Company as a result of a court or tribunal judgement.

19.12

No amounts due to or in respect of any of the officers or employees or former officers or employees of the Company are in arrears or unpaid save for salary and benefits accruing in the month in which this Agreement is entered into and those benefits that have accrued but are not due to have not yet been paid.

19.13	No employee of the Company is currently, or has been within the period of six months before the date of this Agreement, subject to any disciplinary process or engaged in any grievance procedure.
19.14

Full details of all employees who are absent from work for any reason other than paid annual holiday (including absence due to secondment, maternity, paternity adoption or parental leave and leave to care for dependants) and/or who are absent due to ill-health and have been for more than two weeks are disclosed in the Disclosure Letter.

19.15	In the 12 months preceding the date of this Agreement, the Company has not:
19.15.1

given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

19.15.2	been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006) or failed to comply with an obligation imposed by those Regulations.
19.16

The Company does not operate any policy pursuant to which employees who are redundant (within the meaning of section 139 of the Employment Rights Act 1996 and/or section 195 of the Trade Union and Labour Relations (Consolidation) Act 1992) are entitled to payments which are in excess of those required to be paid under the Employment Rights Act 1996 section 135.

19.17	The Company does not use the services of consultants, agency workers or other self-employed persons and does not employ any part time or fixed term workers.

19.18	The Company has not entered into any secondment arrangement in respect of any employee or worker.
19.19

Since the Accounts Date, no payments have been made by the Company to any officer or employee or former officer or employee of the Company or to their dependants or relatives which are in excess of that person’s entitlements under their terms of employment or appointment, nor is the Company considering making, nor is it obliged to make any such payments save for the Management Incentive Bonus.

20.	PENSIONS
20.1	Save as Disclosed the Company:
20.1.1	has no obligation (whether legally binding or not) to:
(a)	pay any pension; or
(b)	make any other payment on or after retirement or death or during periods of sickness or disability (whether of a temporary or permanent nature); or
(c)	otherwise to provide Relevant Benefits,

to, or in respect of, any person who is now or has been an officer or employee of the Company or spouse or dependant of such officer or employee; and

20.1.2

does not participate in nor has it ever participated in any scheme or arrangement for the provision of Relevant Benefits and the Company is not otherwise paying, providing or contributing towards nor has it paid, provided or contributed towards or given any commitment (whether legally binding or not) to provide any Relevant Benefits for or in respect of any present or past employee or officer of a Group Company or of any predecessor in business of a Group Company (including for a spouse or dependant of any such person) or any other costs or expenses in respect of the provision of any Relevant Benefits.

20.2	The only benefits that the Company Pension Scheme is liable to provide are money purchase benefits as defined in the Pension Schemes Act 1993.
20.3

The Company does not or could not have any liability under Pensions Act 1995 sections 75 or 75A to make any payment to any scheme or arrangement for the provision of Relevant Benefits to which it contributed or in which it has participated prior to Completion.

20.4	The Company has complied with its obligations under Welfare Reform and Pensions Act 1999 section 3.
20.5

No Employee, and no former employee or officer of the Company, has any right to Relevant Benefits arising as a result of a transfer of their employment to a Group Company under either the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) or the Transfer of Undertakings (Protection of Employment) Regulations 2006.

20.6

There is no contribution notice, financial support direction or restoration order (as defined in sections 38 to 56 of the Pensions Act 2004) in force in which the Company is named, and nor has the Company been party to any act or omission and there is no other fact or circumstance likely to give rise to any such notice or direction.

20.7

Save in relation to the Company Pension Scheme and as required by law no undertaking or assurance has been given to any person who is now, or has been, an officer or employee of the Company, or spouse or dependant of such officer or employee, as to the introduction of any Relevant Benefits which the Company would be required to implement in accordance with good industrial relations practice, whether or not there is any legal obligation to do so.

21.	TAXATION
21.1	General
21.1.1

All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information required by law to have been submitted by the Company to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or is so far as the Company is aware likely to be, the subject of any material dispute with any Taxation Authority.

21.1.2

All Taxation (whether of the UK or elsewhere), for which the Company has been liable or is liable to account, has been duly paid (insofar as such Taxation was required by law to have been paid) by the due dates and no penalties, fines, surcharges or interest in respect thereof have been incurred.

21.1.3	There are no liens for Taxes on any assets of the Company, other than liens for Taxes not yet due and payable.
21.1.4	The Company maintains records, invoices and other information in relation to Taxation that meet all legal requirements.
21.1.5

The Disclosure Letter discloses whether or not the Company is a large company within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998 and, if applicable, gives details of instalments of corporation tax paid in respect of any current or preceding accounting periods.

21.1.6

All Taxation (including where applicable National Insurance contributions) deductible under the PAYE system and/or any other Taxation Statute has, so far as is required by law, been deducted from all payments made (or treated for any Taxation purpose as made) by the Company. All amounts due to be paid to the relevant Taxation Authority on or before the date of this Agreement have been so paid.

21.1.7

The Disclosure Letter contains details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or any associate of such employee or former employee) of the Company by an employee benefit trust or another third party, falling within the provisions of Part 7A to ITEPA 2003 (introduced by Finance Act 2011 with effect from 6 April 2011) and details of any trust or arrangement capable of conferring such a benefit.

21.1.8	The Disclosure Letter contains details of all concessions, agreements and arrangements that the Company has entered into with a Tax Authority.
21.1.9

Neither the Company (nor any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

21.1.10

The Company is not, nor so far as the Company is aware will become, liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation (other than VAT) which is primarily or directly chargeable against, or attributable to, any other person.

21.1.11

The Accounts make proper provision or reserve within generally accepted accounting principles for all Taxation for which the Company is accountable at Accounts Date. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

21.2	Capital Losses

Details of all capital losses available for carry-forward by the Company are set out in the Disclosure Letter.

21.3	Capital Allowances

The Company has not claimed first-year tax credits within the meaning of Schedule A1 of CAA 2001, business renovation allowances under Part 3A of CAA 2001, flat conversion allowances under Part 4A of CAA 2001.

21.4	Distributions and Other Payments
21.4.1

No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has within the period of seven years preceding Completion been made (or will be deemed to have been made)

by the Company, except dividends shown in their statutory accounts, and the Company is not bound to make any such distribution.
21.4.2	The Company has not, within the period of seven years preceding Completion, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).
21.5	Close Companies

Any loans or advances made, or agreed to be made, by the Company within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Letter.  The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

21.6	Group Relief

Except as provided in the Accounts, the Company is not, nor will be, obliged to make or be entitled to receive any payment for the surrender of group relief (within the meaning of Part 5 of CTA 2010) to or by the Company in respect of any period ending on or before Completion, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

21.7	Group of Companies
21.7.1

The Company has not entered into, or agreed to enter into, an election pursuant to sections 171A or 179A of TCGA 1992, paragraph 16 of Schedule 26 to the Finance Act 2008, or section 792 of CTA 2009 (or paragraph 66 of Schedule 29 to the Finance Act 2002).

21.7.2

Neither the execution nor completion of this Agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company or any Subsidiary for Taxation purposes or to the clawback of any relief previously given.

21.7.3	The Company has not ever been party to any arrangements pursuant to sections 59F-G of TMA 1970 (group payment arrangements).
21.8	Intangible Assets

The Company does not hold nor has held any right to which Part 8A of CTA 2010 applies or an exclusive licence in respect of such right within section 357BA of CTA 2010.

21.9	Company Residence and Overseas Interests
21.9.1

The Company has, throughout the past seven years, been resident in the UK for corporation tax purposes and has not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other tax purposes.

21.9.2

Other than the Subsidiary, the Company does not hold, nor within the last seven years has held, shares in a company which is not resident in the UK, a material interest in an offshore fund, or a permanent establishment outside the UK.

21.10	Transfer Pricing

No transaction or arrangement involving the Company has taken place or is in existence which is such that any of the provisions of Part 4 Taxation (International and Other) Provisions Act 2010 or Chapter 13 Part 8 CTA 2009 has been or could be applied to it.

21.11	Anti-Avoidance

The Company has not been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which was the avoidance of tax.

21.12	Inheritance Tax

No asset owned by the Company, nor the Shares, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

21.13	Value Added Tax
21.13.1	The Company is a taxable person and is registered for the purposes of VAT with quarterly prescribed accounting periods.
21.13.2	The Company is not, nor has been in the period of six years ending with the date of Completion, a member of a group of companies for the purposes of section 43 VATA 1994.
21.13.3	All supplies made by the Company are taxable supplies. The Company has not been denied full credit for all input tax paid or incurred by it.
21.13.4

The Company does not own any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995, nor has exercised any option to tax under Part 1 of Schedule 10 to the VATA 1994.

21.14	Stamp Duty, Stamp Duty Land Tax and Stamp Duty Reserve Tax
21.14.1

Any documents that are necessary in proving the title of the Company to any material asset which is owned by the Company at Completion are duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

21.14.2	Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.
21.14.3

The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company before Completion in respect of which the Sellers are aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

21.15	Certain United States Tax Matters
21.15.1	For the purposes of this Clause 21.15, the term “Company” does not include the Subsidiary.
21.15.2

The Subsidiary has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the United States Internal Revenue Code (“Code”) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (ii) has not been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of United States state or local law), (iii) has not been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of United States state or local law), (iv) has not been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code, and (v) has not had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise received any written notice that it is subject to Tax jurisdiction in a country other than the United States.

21.15.3

The Company (i) does not have and has not had any permanent establishment within the United States (within the meaning of an applicable Tax treaty), and has not received any written notice that it is subject to Tax in any state or local jurisdiction within the United States, (ii) is not and has never been, a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a United States corporation under Section 7874(b) of the Code, and (iii) was not created or organized in the United States such that the Company would be taxable in the United States as a domestic entity pursuant to Procedure and Administration Regulations Section 301.7701-5(a).

21.15.4

Neither the Company, the Subsidiary nor any division, branch or body of the Company or the Subsidiary has ever filed a United States entity classification election IRS Form 8832 under Section 7701 of the Code.

SCHEDULE 6

Limitations on liability

1.

Subject always to Clause 6.9, the Buyer agrees with the Company and the Sellers and the Other Sellers (and in this Schedule references to the Other Sellers shall be deemed to include the Outstanding Sellers) that any claim by the Buyer in respect of any breach of the Warranties or for the Net Working Capital Adjustment pursuant to this Agreement or (where expressly referred to) any claim under the Tax Covenant (a “Claim”) shall be governed by and shall be dealt with in accordance with the following provisions of this Schedule.  Where it is necessary to determine whether a monetary limit or threshold set out in this Schedule 6 has been reached or exceeded (as the case may be), the value of the relevant Claim or any of the relevant Claims shall include any liability in respect of the costs and expenses incurred in association with that Claim or Claims.

2.	The liability of the Company, the Sellers and the Other Sellers in respect of any breach of the Warranties and covenants under the Agreement and under the Tax Covenant shall be limited as follows:
2.1

the Buyer shall not be entitled to recover any amount in respect of a beach of the Warranties (other than the Fundamental Warranties) where the liability resulting from the breach is less than £10,000 and any such liability of less than £10,000 shall be disregarded in computing the figure of £50,000 referred to in paragraph 2.2 below save that two or more Claims arising out of the same breach of Warranty or Warranties which relate to the same subject matter may be aggregated and treated as one Claim for the purpose of this £10,000 de minimis;

2.2

the Buyer shall not be entitled to recover any amount in respect of a breach of the Warranties (other than the Fundamental Warranties) or under the Tax Covenant unless the amount recoverable, when aggregated with all other amounts recoverable for breach of the Warranties or under the Tax Covenant, exceeds £50,000, in which event this limitation shall cease to apply and the whole of such amounts shall be recoverable and not merely the excess over £50,000;

2.3

the aggregate liability of the Company, the Sellers and the Other Sellers in respect of all and any Claims for breach of any of the Warranties (other than the Fundamental Warranties) and claims under the Tax Covenant shall be limited to and shall in no event exceed the amount standing to the credit of the Escrow Account from time to time; and

2.4

the aggregate liability of the Sellers and the Other Sellers in respect of all and any Claims for breach of the Fundamental Warranties shall be limited to and shall in no event exceed the Consideration (as adjusted by the Net Working Capital Adjustment) and the individual liability of each Seller and each Other Seller for all Claims (including for breach of the Fundamental Warranties) shall be limited to the amount of the Consideration set against his name in column 10 of Schedule 1 as adjusted by reference to his Percentage Portion of the Net Working Capital Adjustment.  For the avoidance of doubt, each Seller and Other Seller shall be responsible for settling any such Claims for breach of the Fundamental Warranties and shall not have recourse to the Escrow Amount.

3.

The liability of the Company, the Sellers and the Other Sellers in respect of any breach of the Warranties and covenants under the Agreement and for claims under the Tax Covenant shall be limited as follows:

3.1	the Sellers and the Other Sellers shall cease to have any liability:
3.1.1	for breach of any of the Warranties (apart from the Fundamental Warranties, for a Tax Claim, Share Capital Claim and for an IP Claim), on the expiry of the First Escrow Period; and
3.1.2	for an IP Claim, Share Capital Claim or a Tax Claim, on the second anniversary of Completion; and
3.1.3	for breach of the Fundamental Warranties, on the sixth anniversary of Completion,

except in respect of a Claim of which the Buyer gives notice to the Company and the Sellers' Representatives (or in the case of a breach of the Fundamental Warranties, to the relevant Seller or Other Seller) before the relevant date.  Without prejudice to the foregoing, when giving such notice, the Buyer shall specify, in such detail as is reasonably available to it at that time, the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it.

3.2

The liability of the Company, the Sellers and the Other Sellers for any Claim notified under this paragraph 3 shall (if it has not been previously satisfied, settled or withdrawn), cease 12 months after the date on which the Claim was notified unless court proceedings have been started in respect of it and the proceedings have not been withdrawn or terminated.

3.3

The time limits in this paragraph 3 shall not limit any Claim in respect of a contingent liability where notice in writing of the Claim is given to the Sellers' Representatives in accordance with paragraph 3.1 and before the end of the periods specified therein, but the Company, the Sellers and the Other Sellers shall not be liable in respect of any such Claim based on a liability which is contingent until it becomes an actual liability.

4.

The liability of the Company, the Sellers or the Other Sellers for a Claim shall be reduced to the extent that the Buyer and/or the Company and/or the Subsidiary receives any recoveries from any third party (including a Taxation Authority or insurer) in respect of the matter or circumstance giving rise to the Claim.

5.

If the Buyer and/or the Company or the Subsidiary makes any recovery from a third party (including a Taxation Authority or insurer) in respect of the matter or circumstance giving rise to a Claim for breach and such recovery is made following payment by the Company or the Sellers (whether out of the Escrow Account or otherwise) of the Claim, then the recipient of such recovery shall repay to the Sellers and the Other Sellers an amount of such recovery not exceeding the amount paid in respect of the Claim.

6.	The Sellers and the Other Sellers shall have no liability in respect of any claims by the Buyer in respect of any breach of the Warranties to the extent that:
6.1

the claim in question arises, or is increased, as a result of any increase in rates of Taxation or any change in the law or published practice of a Taxation Authority made after the date of this Agreement with retrospective effect;

6.2

the Company or the Subsidiary (i) is insured against any loss or damage suffered by the Company or the Subsidiary forming the basis of the claim in question under the terms of any insurance policy of the Company or the Subsidiary for the time being in force and (ii) actually recovers under such insurance policy. If and to the extent, in respect of any matter that is or may be the subject of a claim, the Company or the Subsidiary or the Buyer has or may have a claim against a third party (including an insurer), the Buyer and the Company shall take and the Buyer shall procure that the Company and the Subsidiary take all reasonable steps to pursue recovery against such third party provided that the Buyer has a reasonable likelihood of success and the bringing of such a claim shall not in the Buyer’s reasonable opinion be materially prejudicial to the goodwill attaching to, or the business of, the Company, the Buyer or any Group Company of the Buyer.  The Buyer shall procure that each of the Company and the Subsidiary maintains in force up to the Second Expiry Date professional indemnity insurance and other insurance to at least an equivalent level and so far as possible on at least equivalent terms to that maintained by the Company and the Subsidiary at Completion.

6.3

the subject matter of the claim in question is the subject matter of a specific and express provision or allowance in the Post-Completion Net Working Capital Statement, the Accounts or any Management Accounts (the "Relevant Accounts") unless (and then only to the extent that) such provision or allowance is insufficient; or

6.4

the claim in question arises or is increased as a result of any changes after Completion in the accounting bases, policies, practice or methods applied in preparing any accounts or valuing any assets or liabilities of the Company and/or the Subsidiary from those used in preparing the Relevant Accounts save where the Relevant Accounts were not prepared in accordance with applicable law and regulation.

7.	If any matter comes to the notice of the Buyer or the Company which may give rise to a liability under the Warranties, the Buyer shall (or shall procure that the Company shall):
7.1

as soon as reasonably practicable give notice of that matter to the Sellers' Representatives, specifying in such detail as is reasonably available to it at that time the nature of the potential liability and, so far as is practicable, the amount likely to be claimed in respect of it;

7.2

consult with, and take reasonable notice of the representations of, the Sellers' Representatives before making any admission of liability, agreement or compromise with any person, body or authority in relation to that matter;

7.3	in respect of any third party claim which may give rise to a liability under the Warranties (but not otherwise):
(a)

give the Sellers' Representatives and the Sellers' professional advisers reasonable access at any reasonable times to any relevant documents and records within the power or control of the Buyer and/or the Company or the Subsidiary so as to enable the Sellers' Representatives and the Sellers' professional advisers to examine such documents and records and to take copies at their own expense, save where to do so would or might reasonably breach or endanger the Buyer’s or any Group Company of the Buyer’s legal privilege in any such documents or records or any obligations of confidentiality owed to a third party;

(b)

take such action as the Sellers' Representatives may reasonably request to avoid, dispute, resist, compromise or defend any claim arising out of the matter in question, save where the Buyer reasonably considers that any such action would materially prejudice the goodwill attaching to the Company and be materially prejudicial to the business of the Company, the Subsidiary or their respective businesses (and for the avoidance of doubt, the breach of any Warranties by the Company shall not be deemed to prejudice such goodwill) and subject to the Sellers (or any of them) indemnifying the Buyer and/or the Company to the Buyer’s satisfaction against any liability, costs, damages or expenses which may be thereby incurred.

8.	For the avoidance of doubt:
8.1	nothing in this Schedule shall limit the Buyer’s obligation to mitigate its loss in respect of a claim by the Buyer in respect of any breach of the Warranties;
8.2

neither the Buyer nor the Company or the Subsidiary shall be entitled to recover damages in respect of any claim by the Buyer in respect of any breach of the Warranties or the Tax Covenant if, and to the extent that, the Buyer or the Company or the Subsidiary has already recovered damages in respect of the same fact or subject matter; and

8.3

the limitations in this Clause shall apply to any Claim against the Sellers and Other Sellers under Clause 6.3 as they apply to any Claim for breach of the Warranties and/or any claim under the Tax Covenant.

SCHEDULE 7

Properties

1	Registered titles

Leasehold

Brief description	Registered proprietor	Title number	Date of lease and original parties	Unexpired term	Current rent	Present use
St Catherine's House, Oxford Square, 9-21 Oxford Street, Newbury, Berkshire	Exony Limited (company number 3778354)	BK459625	Lease dated 24 January 2014 between Bendinat (London) Limited (1) and Exony Limited (2) Term – 10 years from 24 January 2014 expiring on 23 January 2024		Rent free period until 23 May 2015. Rent at £156,525 per annum commencing on 24 May 2015, subject to review on 24 January 2019	Offices or any other use within Class B1 of the 1987 Use Classes Order to with prior written consent of landlord (not to be unreasonably withheld or delayed)

2	Unregistered titles

None

3	Other property worldwide

None

SCHEDULE 8

Tax Covenant

1.	INTERPRETATION
1.1	The following definitions and rules of interpretation apply in this Tax Covenant.

Accounts Relief:

(a)	any Relief (including the right to a repayment of Tax) that has been shown as an asset in the Completion Net Working Capital Statement; and
(b)	any Relief that has been taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Completion Net Working Capital Statement.

Buyer's Relief:

(a)	any Accounts Relief; and
(b)	any Relief, whenever arising, of the Buyer or any member of the Buyer's Tax Group other than the Company and the Subsidiary;

Buyer's Tax Group: the Buyer and any other company or companies which are from time to time treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose;

Dispute: any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim;

Event: includes (without limitation), the expiry of a period of time, the Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date;

Liability for Taxation:

(a)

any liability of the Company to make an actual payment of Tax whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person, in which case the amount of the Liability for Taxation shall be the amount of the actual payment;

(b)

the Loss of any Accounts Relief in which case the amount of the Liability for Taxation will be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief;  or where the Relief is the right to repayment of Tax or to a payment in respect of Tax, the amount of the repayment or payment; and

(c)

the use or setting off against gross receipts, income, profits or gains or against a Tax Liability of any Buyer's Relief in circumstances where, but for such use  or set off, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a successful claim against the Company under this Tax Covenant, in which case, the amount of the Liability for Taxation shall be the amount of Tax for which the Company would have been liable but for such use or set off;

Loss: includes absence, non-existence, non-availability, reduction, modification, loss, counteraction, nullification, disallowance, withdrawal or claw-back;

Overprovision: the amount by which any provision for Tax (other than deferred tax) in the Post Completion Net Working Capital Statement is overstated, except where such overstatement arises as a result of:

(a)	a change in law;
(b)	a change in the accounting bases on which the Company or the Subsidiary values its assets; or
(c)	a voluntary act or omission of the Buyer,

which, in each case, occurs after Completion;

Relief: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax or to a payment in respect of Tax;

Saving: the reduction or elimination of any liability of the Company to make an actual payment of corporation tax in respect of which the Company would not have been liable under paragraph 2 of this Tax Covenant, by the use of any Relief (which for these purposes shall be deemed not to be a Buyer's Relief) arising wholly as a result of a Liability for Taxation in respect of which the Company has made a payment under paragraph 2 of this Tax Covenant;

Tax or Taxation: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, National Insurance contributions in the UK and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating thereto (including interest and penalties arising from the failure of the Company to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations 1998 (SI 1998/3175) in any period ending on or before Completion);

Tax Claim: any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority, self-assessment or other occurrence from which it appears that the Company or the Buyer is or may be subject to a Liability for Taxation or other liability in respect of which the Company is or may be liable under this Tax Covenant;

Tax Refund: a right to repayment of Tax or an actual repayment of Tax to which the Company or a Subsidiary becomes entitled or receives in respect of a period (or part period) prior to Completion or as a result of an Event occurring prior to Completion;

Taxation Authority: any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the UK or elsewhere; and

Taxation Statute: any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, by-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2

References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed under the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.
1.4	Any reference to something occurring in the ordinary course of business shall not include:
(a)

anything that involves, or leads directly or indirectly to, any liability of the Company to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer's Tax Group);

(b)

anything that relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm's length terms;

(c)

anything that relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or the Company becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes;

(d)

anything that relates to any scheme, transaction or arrangement designed partly or wholly or containing steps or stages designed partly or wholly for the purpose of avoiding or reducing or deferring a Liability to Taxation;

(e)

anything that gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

(f)	anything that involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes.
1.5

Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.6

Any stamp duty which is charged on any document, or in the case of a document which is outside the UK, any stamp duty which would be charged on the document if it were brought into the UK, which is necessary to establish the title of the Company to any asset, and any interest fine or penalty relating to such stamp duty, shall be deemed to be a liability of the Company to make an actual payment of Taxation in consequence of an Event arising on the last day on which it would have been necessary to pay such stamp duty in order to avoid any liability to interest or penalties arising on it.

2.	COVENANT

The Relevant Sellers covenant with the Buyer that, subject to the provisions of this Tax Covenant, the Relevant Sellers shall pay to the Buyer an amount equal to any:

(a)

Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion;

(b)	Liability for Taxation which is primarily the liability of another person (the "Primary Person") for which the Company is liable in consequence of:
(i)	the Primary Person failing to discharge such Tax Liability; and
(ii)	the Company at any time before Completion:
(A)	being a member of the same group of companies as the Primary Person; or
(B)	having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by the same person as the Primary Person,

for any Tax purpose;

(c)

Liability for Taxation that arises at any time under Part 7A of ITEPA 2003 including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee of the Company or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Company or an associate of a Company;

(d)	Liability for Taxation being a liability for inheritance tax which:

(i)

is a liability of the Company and arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring);

(ii)	has given rise at Completion to a charge on any of the Shares or assets of the Company; or
(iii)

gives rise after Completion to a charge on any of the Shares in or assets of the Company as a result of the death of any person within seven years of a transfer of value that occurred before Completion; and

(e)	reasonable costs and expenses properly incurred by the Buyer or the Company in taking any successful action under this Schedule.
3.	PAYMENT DATE
3.1	Payment by the Relevant Sellers in respect of any liability under this Schedule must be made from the Escrow Amount on the following days:
(a)

in the case of a Liability for Taxation that involves an actual payment of or in respect of Tax, the later of five Business Days before the due date for payment and five Business Days after the date on which the Buyer serves notice on the Sellers' Representatives requesting payment;

(b)

in the case of the loss of a right to repayment of Tax or a liability under paragraph 2.1(g) five Business Days following the date on which the Buyer serves notice on the Sellers' Representatives requesting payment;

(c)

in a case that involves the loss of a Relief (other than a right to repayment of Tax), the last date on which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief gives rise to an actual liability to pay Tax;

(d)

in a case that falls within paragraph 1.1(c) of the definition of Liability for Taxation, the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Taxation Authority.

3.2	If the Liability for Taxation is a liability to corporation tax payable by instalments in accordance with the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175):
(a)

the notice served by the Buyer on the Sellers' Representatives under paragraph 3.1 shall specify the amount of the liability that is due for payment on each instalment date for the accounting period in which the Liability to Taxation arises; and

(b)	the due dates for payment of the Tax in paragraph 3.1(a) to paragraph 3.1(d) shall be the due dates for payment of each of the instalments.
3.3

Any dispute as to the amount specified in any notice served on the Sellers' Representatives under paragraph 3.1 (a) to paragraph 3.1 (d) shall be determined by the auditors of the Company for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Company and the Buyer).

4.	EXCLUSIONS
4.1

The covenant contained in paragraph 2 above shall not cover any Liability for Taxation (and the Company shall not be liable for any breach of the Tax Warranties where such breach is caused by a Liability for Taxation, or where damages are calculated by reference to a Liability for Taxation) to the extent that:

(a)	specific provision or reserve (other than a provision for deferred tax) in respect of the liability is made or reflected in the Completion Net Working Capital Statement;
(b)	such Liability for Taxation was discharged on or before Completion and the discharge of such Liability for Taxation was reflected in the Completion Net Working Capital Statement;

(c)

it arises or is increased as a result only of any change in law (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part);

(d)

it would not have arisen but for a change after Completion in the accounting bases on which the Company values its assets (other than a change made to comply with UK GAAP as applied by the Company at Completion);

(e)	the Buyer is compensated for any such matter under any other provision of this agreement;
(f)	it arises or is increased in consequence of:
(i)	any failure by the Buyer or the Company to comply with, or a failure to procure the compliance of a Group Company with, any of their respective obligations under this Tax Covenant; or
(ii)

the Liability for Taxation arises or is increased as a result of any delay or default by the Buyer or the Company in paying over to any Taxation Authority any amount received from the Company under this Tax Covenant or for breach of the Tax Warranties;

(g)

there is available to the Company a Relief which is not a Buyer's Relief, or such a Relief would have been available but for the use or setting off of that Relief against gross receipts, income, profits or gains or Tax, in either case, in respect of which the Company would not have been liable to make a payment under this Tax Covenant; or

(h)

it is interest arising under the Corporation Tax (Instalment Payments) Regulations 1998 as a result of the instalment payments made before Completion being insufficient as a result of gross receipts, income, profits or gains earned, accrued or received after Completion or an Event arising after Completion; or

(i)

the gross receipts, income, profits or gains in respect of which it arises were actually earned, accrued or received by the Company prior to Completion but were not reflected in the Completion Net Working Capital Statement; or

(j)

it would not have arisen but for a voluntary act, transaction or omission of the Company after Completion or the Buyer, which was outside the ordinary course of business of the Company and which the Buyer was aware or ought reasonably to have been aware would give rise to the Liability for Taxation or other liability in question.

4.2

For the purposes of paragraph 4.1(j) an act will not be regarded as voluntary if undertaken pursuant to a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any legislation whether coming into force before, on or after Completion, or if carried out at the written request of the Sellers.

5.	LIMITATIONS
5.1	The provisions of Schedule 6 (Limitations on liability) shall (where indicated) apply to claims under this Tax Covenant in respect of any Liability for Taxation.
5.2	The liability of the Relevant Sellers under this Tax Covenant will terminate on the Second Expiry Date.
6.	OVERPROVISIONS
6.1	If any provision for Tax in the Accounts (other than a provision for deferred tax) has proved to be an Overprovision, then:
(a)

the amount of any Overprovision shall first be set off against any payment then due from the Relevant Sellers under this Tax Covenant or for breach of a Tax Warranty (including, for the avoidance of doubt, where the Sellers have made a payment in respect of such breach pursuant to clause 6.3.3);

(b)

to the extent that there is an excess, a refund shall be made to the Relevant Sellers of any previous payment or payments made by the Relevant Sellers under this Tax Covenant or by the Company or out of the Escrow Amount for breach of a Tax Warranty (including, for the avoidance of doubt, where the Sellers have made a payment in respect of such breach pursuant to clause 6.3.3) (and not previously refunded) up to the amount of such excess; and

(c)

to the extent that the excess referred to in paragraph 6.1(b) is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments which become due from the Relevant Sellers under this Tax Covenant or by the Company or out of the Escrow Amount for breach of a Tax Warranty (including, for the avoidance of doubt, where the Sellers have made a payment in respect of such breach pursuant to clause 6.3.3).

6.2

The Sellers' Representatives may (at the Sellers' expense) on or before the Second Expiry Date instruct the auditors for the time being of the Company or any Subsidiary to certify the existence of, and amount of, an Overprovision.

6.3

After the Company's auditors have produced any certificate under this paragraph 6, the Sellers' Representatives or the Buyer may, at any time before the Second Expiry Date, request the auditors for the time being of the Company to review (at the expense of the person requesting the review) that certificate in the light of all relevant circumstances, including any facts of which it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether in their opinion the certificate remains correct or whether, in light of those circumstances, it should be amended.

6.4

If the auditors make an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Relevant Sellers as soon as is reasonably practicable.  Any payments to the Relevant Sellers shall be made to the single account notified by the Sellers' Representatives to the Buyer for the purpose.

7.	SAVINGS AND TAX REFUNDS
7.1

If the Company obtains a Saving or a Tax Refund, the Buyer shall as soon as reasonably practicable thereafter repay to the Relevant Sellers, after deduction of any amounts then due by the Relevant Sellers:

(a)	In the case of a Saving, the lesser of:
(i)	In the case the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer or the Company; and
(ii)

the amount paid by the Relevant Sellers under this Tax Covenant in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Sellers under any provision of this Tax Covenant or otherwise; and

(b)	in the case of a Tax Refund, the amount of that Tax Refund.
7.2

The Sellers' Representatives may (at the Relevant Sellers' expense) on or before the Second Expiry Date instruct the auditors for the time being of the Company or any Subsidiary to certify the existence of, and amount of, a Saving or Tax Refund.

8.	RECOVERY FROM THIRD PARTIES
8.1

Where the Relevant Sellers have paid an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation and the Buyer or the Company is or becomes entitled to recover from some other person not being the Buyer, the Company or any other company within the Buyer's Tax Group, any amount in respect of such Liability for Taxation, the Buyer shall or shall procure that the Company shall:

(a)	notify the Sellers' Representatives of its entitlement as soon as reasonably practicable; and
(b)

if required by the Sellers' Representatives and, subject to the Buyer and the Company being indemnified by the Sellers' Representatives against any Tax that may be suffered on receipt of that amount and any reasonable costs and expenses properly incurred in recovering that amount, take or procure that the Company takes all reasonable steps to enforce that recovery against the person in question (keeping the Sellers' Representatives fully informed of the progress of any action taken).

8.2	If the Buyers or the Company recovers any amount referred to in paragraph 8.1, the Buyer shall account to the Relevant Sellers for the lesser of:
(a)

any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (except to the extent that amount has already been made good by the Relevant Sellers under paragraph 8.1(b)); and

(b)	the amount paid by the Relevant Sellers under this Tax Covenant in respect of the Liability for Taxation in question.
9.	CORPORATION TAX RETURNS
9.1

The Relevant Sellers or their duly authorised agent shall at the Company's cost and expense prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before Completion, to the extent that the same have not been prepared before Completion, and submit them to the Buyer.

9.2

The Buyer shall procure that the returns and computations referred to in paragraph 9.1 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment or with such amendments as the Buyer reasonably considers to be necessary and shall give the Relevant Sellers or their agent all such assistance as may reasonably be required (at the Sellers’ cost and expense) to agree those returns and computations with the relevant Taxation Authority provided that the Buyer shall not be obliged to take any such action as is mentioned in this paragraph 9.2 in relation to any return that is not full, true and accurate in all material respects.

9.3

The Relevant Sellers or their duly authorised agent shall at the Company’s cost and expense prepare all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company for all accounting periods ended on or before Completion provided that the Relevant Sellers shall not without the prior written consent of the Buyer (not to be unreasonably withheld or delayed) transmit any communication (written or otherwise) to the relevant Taxation Authority or agree any matter with the relevant Taxation Authority.

9.4

The Buyer shall procure that the Company, at the Company’s cost and expense, afford such access to their books, accounts and records as is necessary and reasonable to enable the Relevant Sellers or their duly authorised agent to prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date and conduct matters relating to them in accordance with this paragraph 9.

9.5

The Relevant Sellers shall take all reasonable steps to ensure that the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date are prepared and agreed with the relevant Taxation Authority as soon as possible.

9.6	For the avoidance of doubt:
(a)	where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 10 shall take precedence over the provisions of this paragraph 9; and
(b)	the provisions of this paragraph 9 shall not prejudice the rights of the Buyer to make a claim under this Tax Covenant in respect of any Liability for Taxation.
10.	CONDUCT OF TAX CLAIMS
10.1

Subject to paragraph 10.2, if the Buyers or the Company becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Sellers' Representatives as soon as reasonably practicable (and in any event no later than ten Business Days before the expiry of any deadline for disputing or appealing against such Tax Claim), provided that the giving of such notice shall not be a condition precedent to the liability of the Relevant Sellers under this Tax Covenant.

10.2

If the Relevant Sellers become aware of a Tax Claim, they shall notify the Buyer in writing as soon as reasonably practicable, and, on receipt of such notice, the Buyer shall be deemed to have given the Sellers' Representatives notice of the Tax Claim in accordance with the provisions of paragraph 10.1.

10.3

Subject to paragraph 10.4, if the Relevant Sellers indemnify the Buyer and the Company to the Buyer's reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby, including any additional Liability for Taxation, the Buyer shall take and procure that the Company shall take such action as the Relevant Sellers (acting by the Sellers' Representatives) may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal, request an internal HMRC review or compromise any Tax Claim.

10.4

Neither the Buyer or the Company shall be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Sellers' Representatives written notice of such assessment, does not receive written instructions from the Relevant Sellers (acting by the Sellers' Representatives) within ten Business Days to do so.

10.5	If:
(a)

the Relevant Sellers (acting by the Sellers' Representatives) do not request the Buyer to take any action under paragraph 10.3 or fails to indemnify the Buyer or the Company to the Buyer's reasonable satisfaction within a period of 14 days following receipt of the notice referred to in paragraph 10.1;

(b)

the Relevant Sellers (or the Company before Completion) have been involved in a case involving fraudulent conduct or deliberate default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

(c)

the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal or higher tribunal, unless the Relevant Sellers have obtained the opinion of tax counsel of at least five years' standing that there is a reasonable prospect that the appeal will succeed, the Buyer or the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as they may (acting reasonably) consider fit.

10.6

Subject to paragraph 10.8, by agreement in writing between the Buyer and the Sellers' Representatives, the conduct of a Dispute may be delegated to the Relevant Sellers on such terms as may be agreed from time to time between the Buyer and the Sellers' Representatives, provided that, unless the Buyer and the Sellers' Representatives specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

(a)

the Buyer shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

(b)	the appointment of solicitors or other professional advisers shall be subject to the approval of the Buyer, such approval not to be unreasonably withheld or delayed;
(c)

all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer or the Company for approval and shall only be finally transmitted if such approval is given, which approval is not to be unreasonably withheld or delayed; and

(d)

the Relevant Sellers shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Tax of the Buyer or the Company without the prior approval of the Buyer or the Company (as may be appropriate), such approval not to be unreasonably withheld or delayed.

10.7

The Buyer shall provide and shall procure that the Company provides to the Relevant Sellers and the Seller's professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Relevant Sellers or the Sellers' Representatives to take such action as is referred to in this paragraph 10.

10.8

Neither the Buyer nor the Company shall be subject to any claim by or liability to the Relevant Sellers for non-compliance with any of the provisions of this paragraph 10 if the Buyer or the Company has acted in good faith in accordance with the instructions of the Sellers' Representatives.

11.  BUYER'S COVENANT IN RESPECT OF SECONDARY LIABILITIES

The Buyer covenants to pay to the Sellers, within five Business days of Demand, an amount equal to any Tax assessed on the Sellers to the extent that such Tax:

(a)	is primarily a liability of the Company or a Subsidiary and could not be recovered by the Buyer under paragraph 2;
(b)

arises as a result of the failure of the Buyer or the Company or Subsidiary to apply an amount provided for in the Accounts or an amount paid by Company to the Buyer under this deed to discharge a liability for Tax to which that amount relates; or

(c)	relates to any liability for Tax which arises in respect of any period after Completion; and

together with any costs and expenses reasonably and properly incurred by the Sellers in investigating, assessing or contesting any such liability or increased liability for Tax.

SCHEDULE 9

Working Capital Adjustment

PART 1

BASIS OF PREPARATION AND REVIEW

1.

The Completion Net Working Capital Statement will be prepared in the format set out in the proforma statement of net working capital attached as Part 3 of this Schedule and will include all elements of the Actual Net Working Capital definition and of any Cash Excess or any Cash Shortfall and of any amounts for which a Claim can be made or is otherwise payable pursuant to Clause 4.4.2.

2.

The Completion Net Working Capital Statement will be prepared on the basis that it relates to each of the Company and the Subsidiary as a going concern and exclude any effects of the change of control or ownership of any of them contemplated by this Agreement.

3.	In determining:
i)	"Cash" for the purpose of the Completion Net Working Capital Statement there shall be deemed to be included all Cash that would be credited to the account of the Company upon exercise of all Options.
ii)	Any provision for debtors, such provision shall be a specific provision.

PART 2

MANNER OF REVIEW

1.	The Buyer will, as soon as reasonably practicable after the Completion Date, review the Completion Net Working Capital Statement on the basis of preparation set out in Part 1 of this Schedule.
2.

The Buyer and the Buyer’s Accountants on the one hand, and the Seller and the Sellers’ Accountants on the other, will be entitled to review the books, records and papers of the other of them as they relate to each member of the Company and the Subsidiary and which are relevant for the purposes of preparing or, as the case may be, evaluating the Completion Net Working Capital Statement.  The Buyer will, and will procure that each of the Company, the Subsidiary and the Buyer’s Accountants (if appropriate), on the one hand, and the Seller will, and will procure that the Sellers’ Accountants (if appropriate), on the other hand will, provide to the other of them all reasonable assistance to prepare or, as the case may be evaluate, the Completion Net Working Capital Statement, including the provision of access to all working papers and relevant personnel of each of their respective entities referred to in this paragraph 2.

3.

In the event the Buyer disagrees with any of the Completion Net Working Capital Statement, the Buyer shall procure that a draft statement of the Net Working Capital Adjustment is delivered to the Sellers' Representatives within 60 days after the Completion Date reflecting the disputed amounts (“Post-Completion Net Working Capital Statement”).

4.

The Sellers’ Representatives will notify the Buyer within 20 days after receipt of the draft Post-Completion Net Working Capital Statement whether the Sellers agree with the draft Post-Completion Net Working Capital Statement.  If the Sellers do not so agree, such notification by the Sellers' Representatives must give reasonable details of any disagreement (including the basis for such disagreement) and the adjustments (including the quantification of the item) which, in the opinion of the Sellers, should be made (the “Disputed Details”).  Any matter or item in relation to the draft Post-Completion Net Working Capital Statement not included by the Sellers within the Disputed Details will be deemed to be agreed by the Sellers for the purposes of the final determination of the Post-Completion Net Working Capital Statement in accordance with this Schedule.

5.	If:
(A)

the Buyer does not procure delivery to the Sellers' Representatives of a draft Post-Completion Net Working Capital Statement then the Completion Net Working Capital Statement shall constitute the Post-Completion Net Working Capital Statement for the purposes of this Agreement;

(B)

the Sellers' Representatives does not notify the Buyer of any Disputed Details within the 20 day period, the draft Post-Completion Net Working Capital Statement will constitute the Post-Completion Net Working Capital Statement for the purposes of this Agreement; or

(C)

the Buyer does not notify the Sellers' Representatives that it disagrees with the Disputed Details within five days of receipt, the draft Post-Completion Net Working Capital Statement, as amended by the Disputed Details, will constitute the Post-Completion Net Working Capital Statement for the purposes of this Agreement.

6.

In the case of disagreement, the Sellers' Representatives and the Buyer will meet and discuss the Disputed Details in order to seek to reach agreement upon such adjustments (if any) to the draft Post-Completion Net Working Capital Statement as are acceptable to the Buyer and the Sellers' Representatives in order to put such draft document in final form.

7.

If the Buyer and the Sellers' Representatives are unable to resolve all matters in dispute within ten days after the notification by the Sellers' Representatives in accordance with paragraph 4 above of the Disputed Details, the unresolved Disputed Details (but no other matters) will be referred on the application of either the Sellers' Representatives or the Buyer to an independent firm of internationally recognised chartered accountants to be nominated (in default of nomination by agreement between the Buyer and the Sellers' Representatives within a further two days) by the President for the time being of the Institute of Chartered Accountants in England and Wales for resolution.  Such firm will be appointed by the Company on such expert’s standard terms.  In giving its decision, the firm so appointed will state what adjustments (if any) are necessary to the draft Post-Completion Net Working Capital Statement in order for them to have been prepared in accordance with this Agreement.  Such draft Post-Completion Net Working Capital Statement will, subject to and following any such adjustments, constitute the Post-Completion Net Working Capital Statement for the purposes of this Agreement.

8.	If there is a referral to an independent firm of accountants, the following provisions will apply:
(A)

the Sellers’ Representatives and/or the Buyer shall be entitled to make submissions in writing to the independent accountants, together with any relevant documents required by the appointed firm for the purposes of making its decision in accordance with this Schedule;

(B)

except to the extent that the Buyer and the Sellers' Representatives agree otherwise or as otherwise set out in this Part 2, the independent accountants will determine their own procedure and will determine only whether any of the adjustments proposed by the Sellers' Representatives in the Disputed Details and which remain in dispute are correct in whole or in part, and, if applicable, what alterations should be made to the draft Post-Completion Net Working Capital Statement in order to correct the relevant inaccuracies in them;

(C)

the Sellers' Representatives and the Buyer will use all reasonable endeavours to procure that the independent accountants are given all such assistance and access to documents and other information as they may reasonably require in order to make their decision;

(D)

the independent accountants will be requested to give their decision on matters arising out of the Disputed Details, with reasons therefor, as soon as reasonably practicable having allowed the Buyer or the Sellers' Representatives to make their submissions; and

(E)

save in the case of fraud or manifest error, the decision by the independent accountants will be final and binding on all concerned and will be given by the independent accountants acting as an expert and not as an arbitrator.

8.

The costs of the independent accountants (including their expenses and the costs of any advisers to the independent accountants) will be borne by the Sellers and the Buyer in such proportions as the independent accountants may determine by reference to the outcome of the determination.

PART 3

PRO FORMA NET WORKING CAPITAL STATEMENT

Schedule 10

Part 1

Registered IP